Exhibit 4.22

REFINANCING AGREEMENT

BY AND AMONG

SECOO HOLDING LIMITED

SIKU HOLDING LIMITED

EACH OF THE ENTITIES SET OUT IN SCHEDULE 1

AND

GREAT WORLD LUX PTE. LTD

Dated as of

March 4, 2022

i

TABLE OF CONTENTS

i

SCHEDULE 1GROUP COMPANIES
SCHEDULE 2DESCRIPTION OF GUARANTEES AND COLLATERAL
SCHEDULE 3GROUP STRUCTURE
SCHEDULE 4NOTICE INFORMATION

ii

SCHEDULE 5EXISTING PRE-RESTRUCTURING INDEBTEDNESS
SCHEDULE 6PAYMENT CONTRACTS

EXHIBIT 1FORM OF NEW NOTE
EXHIBIT 2FORM OF OFFSHORE GUARANTEE
|EXHIBIT 3FORM OF ONSHORE GUARANTEE
EXHIBIT 4FORM OF SUBORDINATION AGREEMENT
EXHIBIT 5FORM OF ONSHORE SHARE PLEDGE
EXHIBIT 6FORM OF OFFSHORE SHARE PLEDGE

iii

REFINANCING AGREEMENT

THIS REFINANCING AGREEMENT (this “Agreement”) is made and entered into on March 4, 2022 by and among (i) Secoo Holding Limited, an exempted limited Liability company organized under the Laws of the Cayman Islands (the “Issuer”), (ii) Siku Holding Limited, a business company incorporated under the Laws of the British Virgin Islands (the “Controlling Shareholder”), (iii) each of the entities set out in Schedule 1, and (iv) Great World Lux Pte. Ltd, a private company limited by shares organized under the Laws of the Republic of Singapore (the “Holder”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, pursuant to a convertible note and warrant subscription agreement dated July 9, 2018 (the “Original Note Purchase Agreement”) entered into between the Issuer and the Holder, the Issuer issued a convertible note dated August 8, 2018 in an aggregate principal amount of US$175,000,000 (the “Original Note”), together with a warrant entitling the Holder thereof to purchase certain ADSs of the Issuer (the “Warrant”). The Original Note was issued for a three-year term maturing on August 8, 2021 (the “Original Maturity Date”). The Warrant expired on August 8, 2021.

WHEREAS, the Issuer failed to redeem the Original Note on the Original Maturity Date and is in default of its obligations under the Original Note. On August 10, 2021, the Holder issued a statutory demand for payment under section 93 of the Companies Act (2021 Revision) of the Cayman Islands (the “Statutory Demand”).

WHEREAS, the Issuer wishes to refinance its obligations under the Original Note pursuant to and as contemplated under this Agreement (the “Refinancing”) through (among other things) the issuance of a two-year secured note as further set out in this Agreement. In consideration for the Holder agreeing to the refinancing of the obligations of the Issuer under the Original Note pursuant to this Agreement, the Group Companies have agreed to guarantee and grant certain Security Interests to secure, the obligations of the Issuer under the Refinancing Documents as further described in this Agreement.

WHEREAS, for the purposes of effecting the Refinancing, the Holder hereby agrees to a conditional standstill with respect to the Existing Defaults on the terms and subject to the conditions as set out in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Standards” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at Law or in equity, or otherwise under any applicable Law.

“ADSs” means the American depositary shares of the Issuer, two of which represent one Class A Ordinary Share.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of the Holder, the term “Affiliate” also includes (i) any of the Holder’s general partners, (ii) the fund manager managing or advising the Holder (and general partners and officers thereof), (iii) trusts Controlled by or for the benefit of any such Person referred to in (i) or (ii), and (iv) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by the Holder and in the case of the Controlling Shareholder, the term “Affiliate” also includes the Founder and his Affiliates. “Affiliate” of a Person who is an individual shall also include such Person’s spouse or any person cohabiting as a spouse, child, parent, brother, sister, in-law, grandchild, grandparent, uncle, aunt, nephew or niece.

“Board” means the board of directors of the Issuer.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Law to be closed in the Cayman Islands, the British Virgin Islands, Hong Kong, New York, the PRC or Singapore.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, statutory registers, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Claim” means any claim or right which the Holder is or may in any circumstances become entitled to bring or enforce against the Issuer arising under the Original Note Documents.

“Class A Ordinary Shares” means the Class A Ordinary Shares of par value US$0.001 each in the capital of the Issuer.

“Class B Ordinary Shares” means the Class B Ordinary Shares of par value US$0.001 each in the capital of the Issuer.

“Collateral” means all assets, rights or property in or over which the Holder is granted Security Interests under the Security Documents as security for the Secured Obligations, a summary description of which is set out in Schedule 2.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means any contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” including the terms “Controlled by” and “under common Control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or securities that represent a majority of the outstanding voting securities of such Person.

“Control Documents” means (i) the following Contracts, collectively, as may be amended or restated from time to time with respect to the VIE Trading Entity: (A) the exclusive business cooperation agreement (独家业务合作协议) dated May 24, 2011 entered into by and between the WFOE and the VIE Trading Entity, as amended on March 26, 2015, (B) the exclusive option agreements  (独家购买权合同) dated May 24, 2011 by and among the WFOE, the VIE Trading Entity and each shareholder of the VIE Trading Entity, (C) the share pledge agreement  (股权质押合同) dated May 24, 2011 entered into by and among the WFOE, the VIE Trading Entity and the shareholders of the VIE Trading Entity, as renewed on May 8, 2017, (D) the powers of attorney (授权委托协议) executed by each shareholder of the VIE Trading Entity in favour of the WFOE and (E) the exclusive intellectual property purchase agreement (知识产权独家认购合同)  dated May 24, 2011 entered into by and between the WFOE and the VIE Trading Entity; and (ii) the following Contracts, collectively, as may be amended or restated from time to time with respect to the VIE Auction Entity: (A) the exclusive business cooperation agreement (独家业务合作协议) dated September 15, 2014 entered into by and between the WFOE and the VIE Auction Entity, as amended on March 26, 2015, (B) the exclusive option agreements (独家购买权协议) dated September 15, 2014 by and among the WFOE, the VIE Auction Entity and each shareholder of the VIE Auction Entity, (C) the equity interest pledge agreements (股权质押协议) dated September 15, 2014 entered into by and among the WFOE, the VIE Auction Entity and each shareholder of the VIE Auction Entity, (D) the powers of attorney (授权委托书) executed by each shareholder of the VIE Auction Entity in favour of the WFOE and (E) the loan agreements dated

September 15, 2014 entered into by and between the WFOE and each shareholder of the VIE Auction Entity.

“Debt Action” means any liquidation, bankruptcy, bankruptcy protection, insolvency, conservatorship, distress, creditor compromises, schemes of arrangement or other debt claims, creditor process, assignment for the benefit of creditors, moratoriums, rearrangements, receiverships, reorganization or any other analogous and similar proceedings under debtor relief Laws of any applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Defaulted Amount” means US$203,212,565, being the Maturity Repurchase Price (as such term is defined in the Original Note) payable by the Issuer for the redemption of the Original Note on the Original Maturity Date in accordance with the terms thereof.

“Default Interest Rate” means the rate of 12 per cent. per annum, compounded monthly on the basis of a 360-day calendar year.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Employee Benefit Plan” means any written plan, program, policy, Contract or other arrangement providing for severance, termination pay, deferred compensation, performance awards, share or share-related awards, housing funds, insurance arrangements, fringe benefits, perquisites, superannuation funds retirement benefits, pension schemes or other employee benefits, that is maintained, contributed to or required to be contributed to by the Issuer or any of its Subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of the Issuer or any of its Subsidiaries, or with respect to which the Issuer or any of its Subsidiaries has or would reasonably expect to have any Liability or obligation, other than, in each case, one that is sponsored and maintained by a Governmental Authority.

“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance, preemptive right, right of first refusal or restriction, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future.

“Equity Pledge” means the Onshore Share Pledge or Offshore Share Pledge (as the case may be).

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Existing Defaults” means each of the existing breaches by the Issuer of its obligations under the Original Note Documents that constitute events of default under section 2.4 of the Original Note, including sections 2.4(a), 2.4(b) and 2.4(e) of the Original Note, but excludes all breaches of the Original Note Documents occurring on or after the date of this Agreement.

“Existing Pre-Restructuring Indebtedness” means the bank borrowings of the Issuer and its Subsidiaries on and as of the date hereof as disclosed in Schedule 5 thereof.

“Founder” means Mr. Li Rixue, a PRC national.

“Fundamental Warranties” means the representations and warranties of the Warrantors set out in Sections 5.1, 5.2, 5.3, 5.4 and 5.8.

“General Enforceability Exceptions” means collectively, (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect; and (b) the availability of equitable remedies.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction or stock exchange.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, ordinance, Consent, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” means the Issuer and its Subsidiaries from time to time established but excludes any Permitted JV Entities and “Group Company” has a correlative meaning.

“Guarantees” means the Onshore Guarantees and the Offshore Guarantees.

“Guarantors” means each of (a) the Subsidiaries of the Issuer; and (b) any other Subsidiary of the Issuer incorporated from time to time that executes a Guarantee in accordance with the terms of the New Note (excluding for such purposes the Permitted JV Entities), and their respective successors and assigns, in each case.

“Hong Kong” means the Hong Kong Special Administrative Region.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, excluding trade payables, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person under currency, interest rate or other swaps, and all hedging and other obligations of such Person under other similar derivative instruments (without duplication of other indebtedness hedged thereby to the extent that such derivative instruments do not represent additional value at risk), (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person as lessee under leases that have been or should be, in accordance with the Accounting Standards, recorded as capital leases, (g) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (h) all Indebtedness of other Persons referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, and (i) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any liens on property (including accounts and Contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, in each case, determined in accordance with the Accounting Standards and including any interests, fees, premiums, prepayment penalties and other expenses (including breakage costs) owed by such Person with respect to any such indebtedness or obligations.

“Interim Restructuring Interest Rate” means the rate of nine per cent. per annum, compounded monthly on the basis of a 360-day calendar year.

“Investor Rights Agreement” means the investor rights agreement dated August 8, 2018 and executed by and between the Issuer and the Holder.

“Issuer SEC Documents” means all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by the Issuer with the SEC pursuant to the Exchange Act and the Securities Act and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein, in each case, filed or furnished with the SEC prior to the date hereof.

“Law” or “Laws” means any statute, law, ordinance, regulation, rule, code, order, judgment, writ, injunction, decree or requirement of law (including common law) enacted, issued, promulgated, enforced or entered by a Governmental Authority.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Long-Stop Date” means the date falling four weeks after the execution of this Agreement, as may be extended by the Holder in the exercise of its absolute discretion.

“Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of the Group, taken as a whole; provided that no Effect to the extent resulting or arising from the following, either alone or in combination, shall be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) conditions (or changes therein) that are the result of factors generally affecting any industry or industries in which the Group operates; (b) general economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, including changes in interest or exchange rates; (c) any change in the Accounting Standards or interpretation thereof; (d) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or other change in any applicable Law of or by any Governmental Authority; (e) any action taken at the written request or with the written consent of the Holder; (f) decline in the price or trading volume of the ADSs (it being understood that the facts or occurrences giving rise or contributing to such decline that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account); (g) any failure by the Issuer to meet any internal or published projections, estimates or expectations of the Issuer’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account) and (h) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, earthquakes, pandemics (including without limitation COVID-19 and its variants), tornados, hurricanes, or other weather conditions or natural calamities or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement; provided that if any Effect described in clauses (a), (b), (c), (d), and (h) has had a materially disproportionate adverse impact on the Group relative to other companies of comparable size to the Group operating in the industry or industries in which the Group operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Material Adverse Effect has occurred.

“Material Subsidiary” means, at any relevant date of determination, the VIE Trading Entity, Hong Kong Secoo Investment Group Limited, Shanghai Secoo E-commerce Co., Ltd (上海寺库电子商务有限公司), Yichun Secoo E-Commerce Co., Ltd. (宜春寺库电子商务有限公司) and any other Subsidiary of the Issuer that has total assets of at least RMB1 billion.

“New Note” means a two-year guaranteed secured note for an aggregate principal amount equal to the Refinanced Amount, to be issued by the Issuer to the Holder pursuant to the Refinancing in the agreed form set out in Exhibit 1 hereto.

“New Note Documents” means the New Note and the Security Documents, and any other documents and agreements executed and delivered in connection therewith.

“Offshore Guarantee” means the guarantee of each of the Offshore Guarantors, to be executed in the agreed form set out in Exhibit 2 hereto.

“Offshore Guarantors” means each Guarantor that is incorporated or otherwise domiciled in a jurisdiction outside the PRC.

“Offshore Share Pledges” means, with respect to each Permitted JV Entity that is incorporated in a jurisdiction other than the PRC, a share charge creating a first ranking (or analogous) Security Interest over the Equity Securities of such Permitted JV Entity in the agreed form set out in Exhibit 6 hereto or, if the relevant Permitted JV Entity is incorporated in a jurisdiction other than Hong Kong, in such other form satisfactory to the Holder where the only substantive changes from the aforementioned agreed form are to reflect the requirements of the laws of the relevant jurisdiction where the relevant Permitted JV Entity is incorporated.

“Onshore Guarantee” means the guarantee of each of the Onshore Guarantors, to be executed in the agreed form set out in Exhibit 3 hereto.

“Onshore Guarantors” means each Guarantor that is incorporated or domiciled in the PRC.

“Onshore Share Pledges” means, with respect to each Permitted JV Entity that is incorporated in the PRC, the equity interest pledge agreements (股权质押协议) over the Equity Securities of each Permitted JV Entity creating a first ranking Security Interest over such Equity Securities in the agreed form set out in Exhibit 5 hereto.

“Ordinary Shares” means the Class A Ordinary Shares and the Class B Ordinary Shares, as applicable.

“Original Note Documents” means the Original Note Purchase Agreement by and between the Issuer and the Holder, the Original Note, the Warrant, the Investor Rights Agreement and any other document entered into between the Issuer and the Holder relating to the issuance of the Original Note.

“Payment Contracts” means any Contracts with payment services providers and processing agencies or any other financial services provider or institution (including for such purposes, any acquiring bank, issuing bank, card network, credit card processor, independent sales organization, integrated software vendors, e-wallet providers or mobile payment gateways) that collects sales proceeds and in turn pays and remits such collected proceeds to the bank accounts of the Group Companies.

“Permitted JV Asset Transfers” means any investment or asset transfer by a Group Company in or to a Permitted JV Entity in accordance with the terms and subject to the conditions to be set out in the definitive New Note.

“Permitted JV Entity” means any joint venture entity (i) that is established to carry out a strategic joint venture between the Issuer or any of its Subsidiaries with a reputable strategic investor (but excluding for such purposes any entities which are established or Controlled by any Group Company and in which minority investments are sought from professional investment funds or other financial investors for the purposes of funding the business and other operations of such entities), and (ii) in which the Issuer or its Subsidiaries holds or acquires an ownership interest (whether by way of Equity Securities or otherwise) from time to time.

“Permitted Liens” means (i) liens for Taxes not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves and provisions made in the applicable financial statements, (ii) liens occurring by operation of law in the ordinary course of trading, which (x) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such liens, and (y) were not incurred in connection with any Indebtedness, (iii) any lien pursuant to the VIE Equity Pledges and (iv) any liens arising pursuant to the Security Documents.

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority.

“PRC” means the People’s Republic of China which, solely for the purposes of this Agreement and the other Refinancing Documents, excludes Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Qudian” means, collectively, Qu Plus Plus Limited and Qufenqi (HK) Limited.

“Qudian Investor Rights Agreement” means the investor rights agreement dated June 4, 2020 entered into by and between the Issuer, Qu Plus Plus Limited and the Founder, to which Qufenqi (HK) Limited is made a party pursuant to the deed of adherence dated as of June 17, 2020 entered into by and among the Issuer, Qufenqi (HK) Limited, Qu Plus Plus Limited and the Founder.

“Qudian Transaction Documents” means (i) the share purchase agreement dated June 3, 2020 entered into between the Issuer and Qudian, as supplemented by the supplemental agreement dated June 17, 2020 entered into by and among the Issuer, Qufenqi (HK) Limited and Qu Plus Plus Limited, (ii) the Qudian Investor Rights Agreement and (iii) all other documents and agreements entered into by the Controlling Shareholder, its Affiliates and the Group Companies with Qudian or its Affiliates in connection with the subscription by Qudian for shares of the Issuer pursuant to the share purchase agreement referred to in paragraph (i) of this definition.

“Refinancing Documents” means this Agreement, the New Note Documents and any other agreement or document contemplated hereunder and thereunder to be executed and delivered to effect the Refinancing as contemplated under this Agreement from time to time, including without limitation any documents evidencing the registration and perfection of the Security Interests granted under the Security Documents.

“Refinanced Amount” means the Defaulted Amount and the Rollover Interest Amount.

“Rollover Interest Amount” means interest accruing on the Defaulted Amount at the Interim Restructuring Interest Rate for the period commencing on the Original Maturity Date and ending on the Effective Refinancing Date.

“SAFE” means the State Administration of Foreign Exchange of the PRC or its local counterparts.

“SAMR” means the State Administration of Market Regulation of the PRC or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Market Regulation, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the Laws of the PRC.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Secured Obligations” means the payment and performance (whether at stated maturity, by acceleration or otherwise) of all advances to, and debts, Liabilities, Indebtedness, claims, obligations, covenants and duties of, the Issuer or any Guarantor accrued or arising under the

Refinancing Documents (whether alone or jointly, or jointly and severally, with any other Person, whether direct or indirect, absolute or contingent and whether as principal, surety or otherwise denominated in US$ or any other currency, or incurred in any current or other banking account or in any other manner whatsoever, due or to become due, now existing or hereafter arising) and including interest, and fees, commissions and other costs, charges and expenses (including legal and other fees on a full indemnity basis) that accrue after the commencement by or against any Group Company or their respective Affiliates of any proceedings, regardless of whether such interest and fees are allowed claims in such proceedings.

“Security Documents” means (i) in respect of each Permitted JV Entity, an Onshore Share Pledge or Offshore Share Pledge, as applicable, and (ii) in respect of each Group Company, the Guarantees and the Subordination Agreements and (v) any and all instruments, documents, agreements, confirmations and acknowledgments pursuant to which any Person shall grant or convey any Security Interest as security for all or any portion of the Secured Obligations.

“Security Interest” means a mortgage, charge, pledge, lien, assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Solvency Requirements” means, on any date of determination, that on such date:

(i)(a) the fair value of the consolidated property of the Group is greater than its consolidated Liabilities, including contingent Liabilities, (b) the present fair salable value of the consolidated assets of the Group is not less than the amount that will be required to pay the probable Liabilities of the Group Companies on their debts as they mature (excluding for such purposes outstanding principal and interest payments due on the Original Note). The amount of contingent Liabilities at any time shall be computed as the amount that, in light of all facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability;

(ii)no acceleration has occurred under the terms of any Indebtedness owed by any Group Company in connection with which any such Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity for amounts that, when taken together with all such other accelerated Indebtedness, exceed RMB150,000,000 in aggregate;

(iii)other than any Action by the Holder, no Actions have been instituted, are pending, threatened or contemplated, at Law, in equity, in arbitration or before any Governmental Authority, by or against any Group Company or against any of their respective properties, assets or revenues, including without limitation any Debt Actions for amounts that, individually or in the aggregate, exceed RMB200,000,000. In particular:

(a)no steps have been taken with a view to a moratorium or a composition, assignment or similar arrangement with any creditors of any Group Company;

(b)no meetings of shareholders, supervisors, directors or other officers has been convened for the purposes of considering or adopting any resolution for, or to petition or file documents with any court or registrar in any competent jurisdiction for, any Debt Action;

(c)no Security Interest has been enforced against any assets of any Group Company for amounts that, when taken together with any other enforcement action against any Group Company, exceed RMB200,000,000 in aggregate;

(d)no judicial orders have been made for the winding-up, receivership, administration, judicial management or dissolution of the Issuer or any Material Subsidiary;

(e)no liquidator, trustee in bankruptcy, judicial manager, compulsory manager, receiver or manager, administrative receiver, administrator or similar officer is or has been appointed in respect of the Issuer or any Material Subsidiary;

(f)none of the shareholders of the Issuer or any Material Subsidiary or the supervisors, directors or officers thereof have requested the appointment of, or given notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver and/or manager, administrative receiver, administrator or similar officer; and

(g)no analogous step or procedure is or has been taken in any jurisdiction;

(iv)none of the Group Companies are in default of any of their contractual obligations (excluding for such purposes the Existing Defaults) that would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(v)no default of any Group Company has occurred and is continuing, or would result from the implementation of the Refinancing under this Agreement that would, individually or in the aggregate, have a Material Adverse Effect.

“Subordination Agreement” means subordination agreement to be executed and delivered by each Guarantor in the agreed form set out in Exhibit 4 hereto.

“Subsidiary” any Person means any corporation, partnership, limited liability company, joint stock company, joint venture or other organization or entity, whether incorporated or unincorporated, which is Controlled by such Person and, for the avoidance of doubt, the Subsidiaries of any Person shall include any variable interest entities over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with the Accounting Standards applicable to such Person, and in the case of the Issuer, shall include the VIE Entities and their respective Subsidiaries from time to time.

“Tax” means (i) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, whether based on income (including enterprise income tax and individual income tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, withholding, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (ii) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in subclause (i) above, and (iii) any form of transferee Liability imposed by any Governmental Authority in connection with any item described in subclauses (i) and (ii) above.

“United States” means the United States of America.

“VIE Auction Entity” means Beijing Wo Mai Wo Pai Auction Co., Ltd. (北京我卖我拍拍卖有限公司).

“VIE Entities” means the VIE Trading Entity and the VIE Auction Entity and “VIE Entity” means any of them, as the context requires.

“VIE Equity Pledges” means the equity pledge under (i) the share pledge agreement  (股权质押合同) dated May 24, 2011 entered into by and among the WFOE, the VIE Trading Entity and the shareholders of the VIE Trading Entity, as renewed on May 8, 2017, and (ii) the equity interest pledge agreements (股权质押协议) dated September 15, 2014 entered into by and among the WFOE, the VIE Auction Entity and each shareholder of the VIE Auction Entity.

“VIE Trading Entity” means Beijing Secoo Trading Co., Ltd. (北京寺库商贸有限公司).

“Warrantors” means the Group Companies.

“WFOE” means Kutianxia (Beijing) Information Technology Limited (库天下（北京）信息技术有限公司).

Section 1.2Terms Defined Elsewhere in this Agreement. The following terms have the meanings set forth in the following Sections:

2020 Annual Report	Section 5.5
Agreement	Preamble
Closing	Section 4.2(a)
Collection Bank Account	Section 6.2(b)(ii)
Confidential Information	Section 9.9(a)
Controlling Shareholder	Preamble
Disclosing Party	Section 9.9(c)
Dispute	Section 9.3(a)
Effective Refinancing Date	Section 4.2(a)
Escrowed Documents	Section 4.1(d)
ESOP	Section 5.8(a)
Holder	Preamble
Holder Director	Section 4.1(c)
Insolvent	Section 5.6
Intellectual Property	Section 5.17
Issuer	Preamble
Non-Required Consents and Approvals	Section 5.3

Note Exchange	Section 3.1(a)
Original Maturity Date	Recitals
Original Note	Recitals
Original Note Purchase Agreement	Recitals
Parties	Preamble
Party	Preamble
Refinancing	Recitals
Refinancing Condition	Section 4.1
Restricted Persons	Section 6.2(f)(i)
Returns	Section 5.20
Standstill Period	Section 2.1
Statutory Demand	Recitals
Termination Event	Section 8.1
Warrant	Recitals

Section 1.3Interpretation. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.
(b)Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.
(c)Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.
(d)Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.
(e)References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is, unless otherwise specified, to that document as amended, restated, consolidated, supplemented, novated or replaced from time to time.
(f)Writing. References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.
(g)Currency. References to sums of money are expressed in the lawful currency of the United States of America, with “US$,” “USD” and “$” referring to U.S. dollars.

ARTICLE II

STANDSTILL ARRANGEMENTS

Section 2.1Standstill. Subject to the terms and conditions of this Agreement, for a period commencing on the date of execution of this Agreement and ending on the earlier of (a) the occurrence of a Termination Event or (b) the Effective Refinancing Date (such period, the “Standstill Period”), the Holder hereby agrees to forebear from exercising its rights under the terms of the Original Note Documents in respect of the Existing Defaults and from taking any Action (including filing any petition to wind up the Issuer) to require or enforce payment of principal and interest amounts due and payable thereunder, provided that nothing in this Section 2.1 shall restrict or prevent the Holder from serving any notice of termination following the occurrence of a Termination Event in accordance with the terms of Section 8.1.

Section 2.2Interest. Interest shall accrue on the Defaulted Amount on and from the Original Maturity Date as follows: (a) during the Standstill Period, at the Interim Restructuring Interest Rate and (b) with effect from the occurrence of any Termination Event, the Default Interest Rate.

Section 2.3Acknowledgment of Existing Defaults. The Issuer acknowledges the Existing Defaults have occurred.

ARTICLE III

REFINANCING

Section 3.1Note Exchange; Release of Claims. Subject to the satisfaction of the Refinancing Conditions:

(a)the Holder agrees at Closing to exchange the Original Note for the New Note (the “Note Exchange”); and

(b)the Issuer shall cause the Escrowed Documents to be released to the Holder.

At and subject to Closing having occurred, each of the Parties agrees to irrevocably waive and release all of its respective rights, interests and Claims which it may have under the Original Note.

Section 3.2Obligation to effect the Refinancing. Each of the Controlling Shareholder and the Issuer agrees that it shall effect the Refinancing in accordance with this Agreement in a timely manner.

ARTICLE IV

REFINANCING CONDITIONS

Section 4.1Conditions to the Refinancing. The obligations of the Holder set out in Section 3.1 above and to effect the Closing of the Refinancing are subject to, and conditional on the following (each, a “Refinancing Condition”):

(a)Representations and Warranties. The Fundamental Warranties shall be true and correct in all respects as of the date of execution of this Agreement and the Effective Refinancing Date as if made on and as of such dates (except that those representations and warranties which address matters only as of a particular date, which need only be true and correct as of such date). The other representations and warranties of the Warrantors set out in Article V hereof shall be true and correct in all material respects (except for representations and warranties that are qualified by “materiality,” “Material Adverse Effect” or any similar qualification, in which case, such representations and warranties shall be true and correct in all respects) as of the date of execution of this Agreement and the Effective Refinancing Date as if made on and as of such dates (except that those representations and warranties which address matters only as of a particular date, which need only be true and correct as of such date).
(b)Solvency Requirements. The Solvency Requirements have been met and have not been breached at any time after the date of execution of this Agreement up to and including the Effective Refinancing Date.
(c)Board and Shareholder Resolutions. Each of the Group Companies shall have executed and delivered copies of board and shareholder resolutions, as applicable, approving and authorizing the execution and delivery of the Refinancing Documents to be executed by that Group Company and the performance of the transactions and creation of the applicable security interests thereunder. The Board resolutions of the Issuer shall also approve the appointment of a director nominated by the Holder (the “Holder Director”) to the Board to replace Jun Wang.
(d)Escrowed Deliverables. Each of the Group Companies shall have executed and delivered to Han Kun Law Offices, PRC counsel to the Issuer, originals of the following documents (the “Escrowed Documents”), and Han Kun Law Offices shall have provided written confirmation to the Holder of such receipt and undertaking to deliver such documents to the Holder at Closing:
(i)the New Note;
(ii)the Guarantees;
(iii)the Subordination Agreements; and
(iv)all other ancillary documents, authorizations, consents and other instruments required for the registration and perfection of any of the Security Interests under the Security Documents, if any.

(e)Appointment of Holder Director. The Holder Director shall have been appointed effective as at Closing and the Issuer shall have delivered a certified true copy of the register of directors of the Issuer dated as of the Closing date to reflect such appointment.

(f)Performance of other Obligations. Each Group Company and the Controlling Shareholder having performed and complied with all obligations and conditions set out in this Agreement that are required to be performed or complied with on or prior to Closing.

(g)Proceedings and Documents. All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including all applicable shareholder and board approvals of each Group Company, as applicable, with respect to this Agreement, and all other Refinancing Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance reasonably satisfactory to the Holder, and the Holder shall have received all such counterpart copies of such documents as it may reasonably request.

(h)No Prohibition; Authorization. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that is then in effect and which has the effect of making the consummation of any transactions contemplated by the Refinancing Documents illegal or which otherwise prevents or prohibits the consummation of any transactions contemplated by the Refinancing Documents. All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by any Group Company in connection with the consummation of the transactions contemplated by the Refinancing Documents, if any, shall have been duly obtained and effective as of the Closing, and evidence thereof shall have been delivered to the Holder.

(i)Maintenance of Listing; No Trading Suspension. The ADSs of the Issuer (i) are designated for quotation or listed on the Nasdaq Global Market, (ii) have not been suspended, by the SEC or the Nasdaq Global Market from trading on the Nasdaq Global Market, either (A) in writing by the SEC or the Nasdaq Global Market, (B) by falling below the minimum listing maintenance requirements of the Nasdaq Global Market, or (C) for a consecutive period of more than five days.

(j)No Material Adverse Effect. No Material Adverse Effect shall have occurred and no event shall have occurred or arisen, and no circumstance shall exist, that would reasonably be expected to result in a Material Adverse Effect.

(k)Closing Certificate. A director of the Issuer shall have executed and delivered to the Holder at the Closing a certificate dated as of Closing stating that (a) the conditions specified in this Section 4.1 have been fulfilled as of the Closing, unless otherwise waived by the Holder, and (b) attaching copies of the Charter Documents of the Issuer and the Guarantors, including the then-effective business licenses of the Guarantors.

Section 4.2Exchange of the Notes at Closing.

(a)Closing. The consummation of the Note Exchange (the “Closing”) shall take place no later than 5 p.m. at the offices of Fangda Partners at Kerry Center, North Tower 27/F, No. 1 Guanghua Road, Chaoyang, Beijing, but in no event later than the fifth Business Day following the satisfaction or waiver of the Refinancing Conditions set forth in Section 4.1 (other than conditions that by their nature are to be satisfied at the Closing, and subject to the satisfaction and waiver of such conditions) or at such other place, time or date as the Issuer and the Holder may mutually agree upon in writing (such date, the “Effective Refinancing Date”).

(b)Deliveries by the Issuer at Closing. At Closing, in addition to any items the delivery of which is a Refinancing Condition, the Issuer shall deliver to the Holder (i) originals of all Refinancing Documents to the extent not already delivered prior thereto (including the Guarantees), (ii) all documents and materials duly executed for the purpose of the registration and perfection of the Security Interests under the Security Documents (if any), and (iii) the New Note, duly executed and issued by the Issuer.

(c)Deliveries by the Holder at Closing. At Closing and against delivery by the Issuer of the items referred to in Section 4.2(b), the Holder shall deliver (i) the originals of the Original Note and the Warrant for exchange and cancellation and (ii) an executed letter confirmation acknowledging the withdrawal of the Statutory Demand.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

Each of the Warrantors jointly and severally represents and warrants to the Holder that each of the statements contained in this Article V is true and correct as of the date of this Agreement and as if made on the Effective Refinancing Date, with the same effect (except for such representations and warranties that are expressed to be made as of a specified date, in which case, such representations and warranties shall be made as of such date).

Section 5.1Organization, Good Standing and Qualification. Each of the Warrantors is duly organized, validly existing and in good standing (or equivalent status to the extent such concept is applicable in its jurisdiction of formation) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations under the Refinancing Documents to which it is a party. Each Warrantor that is a PRC entity has a valid business license issued by the SAMR or its local branch or other relevant Governmental Authorities, and has, since its establishment, carried on its business in compliance with the business scope set forth in its business license.

Section 5.2Authorization. Except for the shareholder and board approvals to be obtained as a Refinancing Condition and as set out in Section 4.1, each of the Issuer and the Guarantors has all requisite power and authority to execute and deliver the Refinancing Documents to which it is a party and to carry out and perform its obligations thereunder. All Action on the part of each of the Warrantors (and, as applicable, their respective officers, directors and shareholders) necessary for the authorization, execution and delivery of the Refinancing Documents to which it is a party, the performance of all of its obligations thereunder, the granting of the Security Interests under the Security Documents to which it is a party has been taken or will be taken on or prior to the Effective Refinancing Date. Subject to the foregoing, each Refinancing Document has been or will be duly executed and delivered by the applicable Group Company to which it is a party and constitutes (or upon due execution and delivery by all parties thereto, will constitute) its valid and legally binding obligations, enforceable against it in accordance with its terms, subject to the General Enforceability Exceptions.

Section 5.3First Ranking Security Interest. Upon the completion of applicable registrations, filings, notifications and other acknowledgments and subject to applicable Laws, the Security Documents create (or after the execution and delivery thereof will create) in favor of the Holder, valid and enforceable perfected first priority Security Interests on all of the Collateral

(subject to completion of the aforesaid registrations, filings, notifications and other acknowledgments and subject to certain Permitted Liens and exceptions as set forth in the New Note) and no other registrations or filings are required in order to perfect the Security Interests created under the Security Documents, except for (a) those that are to be effected on or after the Effective Refinancing Date (with the documents and materials required for such registrations or filings duly executed and delivered on the Effective Refinancing Date in accordance with and as set forth in Section 4.2(b)) and (b) Consents, approvals, authorizations or other order of, or any notice to or filing with, any court, regulatory body, administrative agency or other Governmental Authority necessary in connection with foreclosure or other exercise of remedies by the Holder in respect of the Collateral, including registrations of the Security Documents under applicable SAFE rules and regulations (collectively, the “Non-Required Consents and Approvals”). Each of the Issuer and the Guarantors are the legal and beneficial owners of the Collateral, free and clear of any Encumbrances, other than Permitted Liens.

Section 5.4Consents; No Conflict.

(a)Except for the shareholder and board approvals to be obtained as a Refinancing Condition and as set out in Section 4.1 and the Non-Required Consents and Approvals, all Consents required in connection with the transactions contemplated herein or in the Refinancing Documents have been duly obtained or completed, as applicable, by the Issuer or the Guarantors as of the date hereof.
(b)The execution and delivery of any of the Refinancing Documents to which any Group Company is a party, or the consummation of the transactions contemplated herein or therein will not, (i) be in conflict with, result in a breach, default or violation under (A) the Charter Documents of the applicable Group Company; (B) the terms of any Contract to which such Group Company is a party or to which its property is subject (including for such purposes the Qudian Transaction Documents), (C) any applicable Law, (D) any Governmental Order, or (ii) result in the imposition of any Encumbrance upon any property or assets of such Group Company other than restrictions under the Refinancing Documents and Permitted Liens, except in the case of sub-clauses (B), (C) and (D) of sub-section (i) or (ii), as would not, individually or in the aggregate, have a Material Adverse Effect.
(c)(A) The registration, filing or performance of the Security Documents by the Warrantors, (B) the grant by each applicable Warrantor of the Security Interests granted by it pursuant to the Security Documents, (C) the perfection or maintenance of the Security Interests created under the Security Documents (including the first priority nature thereof) and (D) the exercise by the Holder of the remedies in respect of the Collateral pursuant to the Security Documents, will not require any Consent of, or any notice to or filing with, any Governmental Authority (other than the Non-Required Consents and Approvals) and will not conflict with or constitute a breach of any of the terms or provisions of, (i) the Charter Documents of the applicable Warrantor or (ii) a default under, the terms of any Contract, obligation, condition, covenant or instrument to which any Warrantor is a Party or bound or to which its property is subject.

Section 5.5Compliance with Laws. The business of the Group Companies is not being conducted, and has not been conducted at any time during the three years prior to the date hereof, in violation of any applicable Law (including, without limitation, the U.S. Foreign Corrupt

Practices Act, the UK Bribery Act 2010 and the PRC anti-bribery Laws, in each case as supplemented, amended, re-enacted or replaced from time to time) or Governmental Order applicable to the Group Companies in any material respect. Except as disclosed in the Issuer SEC Documents, the Group Companies have all Consents that are required in order to carry on their business as presently conducted. All such Consents are in full force and effect and, to the knowledge of the Warrantors, no suspension or cancellation of any of them is threatened. The Issuer has complied with the applicable listing and corporate governance rules and regulations of the NASDAQ in all material respects, other than the failure to timely file its annual report on Form 20-F for the year ended December 31, 2020 (the “2020 Annual Report”). The Issuer has taken no action designed to, or reasonably likely to have the effect of, delisting the ADSs from the NASDAQ, other than the failure to timely file the 2020 Annual Report. There are no proceedings pending or, to the knowledge of the Warrantors, threatened against the Issuer relating to the continued listing of the ADSs on NASDAQ and the Issuer has not received any notification that the SEC or the NASDAQ is contemplating suspending or terminating such listing (or the applicable registration under the Exchange Act related thereto).

Section 5.6Bankruptcy; Insolvency. None of the Group Companies has taken any steps to seek protection pursuant to any bankruptcy Law nor do the Warrantors have any knowledge or reason to believe that any creditor of the Group Companies intends to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so, other than the Statutory Demand. The Group Companies, individually and on a consolidated basis, will not be Insolvent (as defined below). For purposes of this Section 5.6, “Insolvent” means, with respect to any Person (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness (excluding for such purposes outstanding principal and interest payments due on the Original Note or the New Note, as applicable), (ii) such Person is unable to pay its debts and Liabilities, subordinated, contingent or otherwise, as such debts and Liabilities become absolute and matured, excluding for such purposes outstanding principal and interest payments due on the Original Note, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably low capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

Section 5.7Transactions With Affiliates. All related party transactions required to be disclosed under applicable rules of the NASDAQ or the applicable securities Law have been accurately described in the Issuer SEC Documents in all material respects.  Any such related party transaction was entered into on terms and conditions no less favorable to the Issuer or its applicable Subsidiary than those applicable in comparable transactions between independent parties acting at arm’s length.

Section 5.8Capitalization.

(a)The authorized share capital is US$150,000 divided into 150,000,000 shares of a par value of US$0.001 each, comprising of (i) 112,000,000 Class A Ordinary Shares, (ii) 8,000,000 Class B Ordinary Shares and (iii) 30,000,000 shares of a par value of US$0.001 each of such class or classes (however designated) as the Board may determine in accordance with the Issuer’s memorandum and articles of association. As of the date hereof, there are 28,754,852 Class A Ordinary Shares issued and outstanding (excluding 517,454 treasury shares), and 6,571,429

Class B Ordinary Shares issued and outstanding. As of the date hereof, the maximum aggregate number of shares which may be issued pursuant to all awards under the 2017 Share Incentive Plan of the Issuer (the “ESOP”) as disclosed in the Issuer SEC Documents is 1,307,672 Class A Ordinary Shares. Except as set forth in the ESOP, the Issuer has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Issuer on any matter. Except as disclosed in the Issuer SEC Document, the Class A Ordinary Shares held by Qudian, all issued and outstanding Ordinary Shares have been duly authorized and validly issued and are fully paid and non-assessable, are free of preemptive rights, were issued in compliance with applicable U.S. and other applicable securities Laws and the ADSs have been duly listed and admitted and authorized for trading on the NASDAQ.

(b)Except as set forth above in Section 5.8(a), there are no outstanding (A) shares of capital stock or voting securities of the Issuer, (B) securities of the Issuer convertible into or exchangeable for shares of capital stock or voting securities of the Issuer or (C) preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Issuer to issue or sell any Equity Securities of the Issuer, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(c)Except as disclosed in the Issuer SEC Documents, to the knowledge of the Issuer, there are no registration rights, rights of first offer, rights of first refusal, tag-along rights with respect to the securities of the Group Companies that have been granted to any Person.
(d)All outstanding shares of capital stock or other securities or ownership interests of the Group Companies are duly authorized, validly issued, fully paid and non-assessable and all such shares or other securities or ownership interests in any of such Group Companies (excluding the equity interests of the VIE Entities subject to the Control Documents) are owned, directly or indirectly, by the Issuer free and clear of any Encumbrance, except for restrictions arising under the Securities Act or as disclosed in the Issuer SEC Documents or created by virtue of the transactions under the Refinancing Documents.
(e)Schedule 3 sets forth a complete structure chart showing each of the direct and indirect Subsidiaries of the Issuer and each VIE Entity, and indicating the ownership and Control relationships and equity percentage ownership interests among all such entities as of the date of this Agreement.

Section 5.9Title to Assets.

(a)Each Group Company is the sole legal and beneficial owner of the assets which it charges or purports to charge or creates or purports to create Security Interests under any Security Document.
(b)	No Security Interest exists over all or any of the present or future assets of any member of the Group other than Permitted Liens or as permitted pursuant to the terms and conditions of the New Note.

Section 5.10Indebtedness; Undisclosed Liabilities.

(a)Schedule 5 sets out a true and complete schedule describing all Existing Pre-Restructuring Indebtedness.
(b)Except for (i) Liabilities reflected on, reserved against, or disclosed in the unaudited consolidated balance sheet as of June 30, 2021, (ii) Liabilities incurred since June 30, 2021 in the ordinary course of business, (iii) any other undisclosed Liabilities that are not material to the Group on a consolidated basis, and (iv) any Liabilities incurred in connection with or as a result of any of the transactions contemplated by any of the Refinancing Documents, none of the Group Companies have any Liabilities that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

Section 5.11SEC Matters. The Issuer has filed or furnished, as applicable, on a timely basis, all Issuer SEC Documents, other than the failure to timely file the 2020 Annual Report. None of the Subsidiaries of the Issuer is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of the Issuer SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Issuer SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the Issuer SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder applicable to the Issuer SEC Documents (as the case may be) and (B) none of the Issuer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.12Financial Statements.

(a)The financial statements (including any related notes) contained in the Issuer SEC Documents: (A) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with the Accounting Standards applied on a consistent basis throughout the periods covered thereby (except (a) as may be otherwise specifically provided in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed to summary statements) and (C) fairly present in all material respects the consolidated financial position of the Issuer and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Issuer and its Subsidiaries for the periods covered thereby, in each case except as disclosed therein and as permitted under the Exchange Act.
(b)None of the Group Companies is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among one or more of the Group Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any

“off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Issuer or any of its Subsidiaries in the Issuer’s or such Subsidiary’s published financial statements or other Issuer SEC Documents. There are no unconsolidated Subsidiaries of the Issuer or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) nor any obligations to enter into any such arrangements.

Section 5.13Internal Control and Procedures. The Issuer has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (A) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Issuer, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with the Accounting Standards throughout the periods covered thereby, and that receipts and expenditures of the Issuer are being made only in accordance with appropriate authorizations of management and the Board and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group. Save as disclosed in the Issuer SEC Documents, there are no material weaknesses or significant deficiencies in the Company’s internal controls.  The Issuer’s auditors and the audit committee of the Board have not been advised of any fraud, whether or not material, that involves management or other employees who have a significant role in the Issuer’s internal controls over financial reporting. Since December 31, 2020, there has been no change in the Issuer’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Issuer’s internal control over financial reporting, except for the implementation of certain measures to address the material weakness in the Issuer’s internal control over financial reporting that has been disclosed in the Issuer SEC Documents.

Section 5.14Absence of Changes. Since June 30, 2021, the Group Companies have conducted their business in the ordinary course of business and except as disclosed in the Issuer SEC Documents, there has not been:

(a)any declaration, setting aside or payment of any dividend or other distribution with respect to any securities of the Issuer or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Issuer or to any of the Issuer’s wholly owned Subsidiaries);
(b)any issuances or sales of Equity Securities of the Issuer or any of its Subsidiaries or any redemption, share splits, reclassifications, share dividends, share combinations or other recapitalizations of any such Equity Securities other than pursuant to the ESOP;
(c)any amendment to the Charter Documents of any Group Company;
(d)	any redemption or repurchase of any Equity Securities of any Group Company; or

(e)any entry into any Contract or other document in respect of any of the foregoing.

Section 5.15Contracts. Schedule 6 sets out a list identifying the Payment Contracts and the parties thereto. The Group Companies are not and, to the knowledge of the Warrantors, each other Party thereto, are not in default under, or in breach or violation of, any material terms of the Payment Contracts. To the knowledge of the Warrantors, no event, fact or circumstance has occurred that will have or is reasonably expected to adversely impact the renewal or extension of any Payment Contract in any material respect.

Section 5.16Litigation. Except as disclosed in the Issuer SEC Documents and to the knowledge of the Issuer, any officer and director of any of the Group Companies in their capacities as such, there are no pending or threatened Actions by any Governmental Authority or by any other Person against the Issuer or any of its Subsidiaries or any proceedings that seek to restrain or enjoin the consummation of the transactions under the Refinancing Documents.

Section 5.17Intellectual Property.All (i) registered or unregistered, patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (iii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi)  domain names, Internet addresses and other computer identifiers, in each case that is material to the business of the Group Companies taken as a whole as currently being conducted (the “Intellectual Property”) is either (a) owned by the Issuer or one or more of its Subsidiaries or (b) is used by the Issuer or one or more of its Subsidiaries pursuant to a valid license. To the knowledge of the Warrantors, there are no material infringements or other material violations of any Intellectual Property owned by the Group Companies by any third party. Each Group Company has taken all necessary actions to maintain and protect each item of material Intellectual Property. The conduct of the business of the Group Companies does not infringe or otherwise violate any intellectual property or other proprietary rights of any other Person in material respects, and there is no Action pending or, to the knowledge of the Warrantors, threatened alleging any such infringement or violation or challenging the rights of the Group Companies in or to any Intellectual Property which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.18Employment Matters.

(a)None of the Group Companies is a Party to or bound by any collective bargaining agreement or other labor union contract applicable to Persons employed by such Group Companies. There are no unfair labor practice complaints pending, or to the knowledge of the Warrantors, threatened, against the any of the Group Companies before any Governmental Authority. Each of the Issuer and its Subsidiaries complies with all applicable Laws relating to employment and employment practices (including without limitation, terms and conditions of employment, termination of employment, mandatory severance benefits, pension programs, social insurance programs, employee health and safety, equal employment, employment of veterans and the handicapped, and prohibition of discrimination) in all material aspects. There is no material claim with respect to payment of wages, salary, overtime pay, withholding individual income taxes, social security fund or housing fund that has been asserted and is now pending or, to the knowledge of the Warrantors, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Issuer or any of its Subsidiaries.

(b)Each Employee Benefit Plan is in compliance in all material respects with its terms and the requirements of all applicable Laws. All employer and employee contributions to each Employee Benefit Plan required by the terms of such Employee Benefit Plan or by applicable Laws have been made, or, if applicable, accrued in accordance with normal accounting practices and in compliance in all material respects with its terms and the requirements of all applicable Laws. Each Employee Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities.

Section 5.19Subsidiary Rights. Each of the Group Companies has the unrestricted right to vote, and (subject to limitations imposed by applicable Law) to receive dividends and distributions on, all capital securities of its Subsidiaries.

Section 5.20Tax Status. Except as disclosed in the Issuer SEC Documents, each of the Group Companies (i) has made or filed in the appropriate jurisdictions all material foreign, federal and state income and all other Tax returns required to be filed or maintained in connection with the calculation, determination, assessment or collection of any and all federal, state, local, foreign and other Taxes, including all amended returns required as a result of examination adjustments made by any Governmental Authority responsible for the imposition of any Tax (collectively, the “Returns”), and such Returns are true, correct and complete in all material respects, and (ii) has paid all material Taxes and other governmental assessments and charges shown or determined to be due on such Returns, except those being contested or will be contested in good faith. Except as disclosed in the Issuer SEC Documents, none of the Group Companies have received notice regarding unpaid foreign, federal and state income in any amount or any Taxes in any amount claimed to be due by the taxing authority of any jurisdiction, and the Issuer is not aware of any reasonable basis for such claim. No Returns filed by or on behalf of any Group Company with respect to Taxes are currently being audited, and neither the Issuer nor any of its Subsidiaries has received notice of any such audit.

Section 5.21Tax Election. No Tax elections under the income Tax Laws of the United States have been made with respect to any Group Company other than Secoo Inc.

Section 5.22Transfer Taxes. Upon Closing, all Taxes (other than income or similar Taxes) which are required to be paid in connection with the issuance of the New Note and the Guarantees to the Holder hereunder will be, or will have been, fully paid or provided for by the Issuer, and all Laws imposing such Taxes will be or will have been complied with.

Section 5.23VIE Entities. The Issuer Controls the VIE Entities through the Control Documents, and there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or the terms of the Control Documents.

Section 5.24Disclosure. The Warrantors understand and confirm that the Holder will rely on the foregoing representations in effecting the Refinancing. No statement made by the Warrantors in this Agreement, any other Refinancing Documents or exhibits and schedules attached hereto and thereto or in any certificate or schedule furnished by or on behalf of the Warrantors to the Holder or any of its representatives in connection with the transactions contemplated hereby and thereby contains any untrue statement of a material fact or omits or state a material fact necessary in order to make the statements contained herein or therein not misleading.

Section 5.25Repeating Representations and Warranties.

(a)All of the representations and warranties set out in this Article V are made by each of the Warrantors on the date of execution of this Agreement.
(b)The representations and warranties set out in this Article V are deemed to be made by each Warrantor on the Effective Refinancing Date and the date of execution of each Refinancing Document. The representations and warranties set out in this Article V (other than those representations and warranties which address matters only as of a particular date and representations and warranties under Sections 5.10, 5.14, 5.16 and 5.24) are deemed to be made on the first day of each interest period, each date on which any notice of redemption is given, any applicable redemption date or any other date on which principal amounts of the New Note are redeemed, in each case in accordance with the terms and conditions of the definitive New Note.
(c)Each representation or warranty deemed to be made after the date of execution of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

ARTICLE VI

UNDERTAKINGS OF THE WARRANTORS

Section 6.1Obligations of the Group Companies. On and from the date of this Agreement, each of the Group Companies shall, and the Controlling Shareholder shall procure the Group Companies to, comply with the covenants under Articles IV (other than Section 4.1) to V and Section 8.2 of the form of the New Note in Exhibit 1, which are hereby incorporated by reference in this Agreement with immediate effect and form an integral part hereof.

Section 6.2Continuing Obligations of the Group Companies. On and from the date of execution of this Agreement, each of the Group Companies shall comply with the following undertakings:

(a)Conduct of Business. Each Group Company shall operate its business and activities in the ordinary course, in a manner that is consistent with past practice and in material compliance with all applicable Laws, and in such a manner as to ensure that no act or event occurs that would reasonably be expected to result in any breach of the representations and warranties of the Warrantors (as if such representations and warranties were repeated each day immediately prior to the Effective Refinancing Date). None of the Group Companies shall change in any material respect the conduct of its businesses, operations and activities or the arrangements by which it presently conducts such business, operations or activities (including the intercompany arrangements between each Group Company). None of the Group Companies shall sell, assign, transfer or license, whether exclusively or non-exclusively, any of the material Intellectual Property of the Group, including for such purposes all or any of the e-commerce platforms, Internet websites, domain names, brand names and designs (including “寺库” or “Secoo” brand names and marks), mobile applications and any other Intellectual Property comprised in and material to the conduct of the business of the Group as presently conducted, to any other Person.

(b)Payment Contracts; Bank Accounts.
(i)Except with the prior written consent of the Holder, none of the Payment Contracts of the Group shall be assigned, transferred or otherwise novated to any entity other than another Group Company.
(ii)The Issuer shall, and shall cause the Group Companies to, notify the Holder in writing of any change to the collection bank accounts that have been designated for receipt of sale proceeds under the Payment Contracts (each, a “Collection Bank Account”) within three Business Days of having instructed the applicable payment services provider to change such Collection Bank Account. The notice provided to the Holder shall identify the Payment Contract in respect of which such change has been instructed and shall provide details of the new Collection Bank Account and the Group Company in whose name such Collection Bank Account is maintained.
(c)Information Reporting. The Issuer shall provide the Holder with the following information for so long as any amounts due and owing under the New Note Documents have not been paid, satisfied or otherwise discharged in full:
(i)on the date on which the Issuer publicly announces its quarterly financial results or delivers the quarterly financials to the Holder pursuant to Section 4.4(a) of the New Note, a quarterly inventory report on (x) the consolidated total assets and net assets of the Group, and (y) the total assets and inventories of each Material Subsidiary; in each case, to be certified as true and correct and stamped with the company seal of the Issuer and each such Material Subsidiary;
(ii)within 15 days of the completion of any transaction by any Subsidiary that would result in such Subsidiary becoming a Material Subsidiary, a written notification to the Holder including a general description of such transaction and the key terms thereof;
(iii)within three Business Days of having instructed the applicable payment services provider to change the Collection Bank Accounts, written notification to the Holder including a general explanation of the rationale for such change and attaching a copy of such instruction;
(iv)within three Business Days of the execution or delivery of a new Payment Contract, written notification to the Holder including a copy of such duly executed Payment Contract;

(v)upon the execution and delivery of any definitive documentation for the establishment of a Permitted JV Entity, a written notification including information on (a) any Permitted JV Asset Transfer to be effected to such Permitted JV Entity, (b) the key terms of the transaction documentation governing the joint venture and (c) the proposed percentage equity interests of each joint venture partner and the applicable Group Company in such Permitted JV Entity;
(vi)the details of any litigation, arbitration, administrative or other proceedings which are made known to any Group Company that is current, threatened or pending and which would or would be reasonably likely to, if adversely determined, result in a Termination Event; and
(vii)the occurrence of any event or circumstance that may have a Material Adverse Effect on the ability of the Holder to exercise any of the rights, powers and remedies under the Refinancing Documents or that would, or would be reasonably likely to, result in a Default (as defined in the New Note) under the New Note.
(d)	Guarantees; Security Interests.
(i)Each Group Company shall cause each Person that becomes a Subsidiary following the Effective Refinancing Date to, within five days of the date on which such Person has become a Subsidiary, (x) execute and deliver to the Holder its Guarantee in the form of the Onshore Guarantee or the Offshore Guarantee, as applicable, (y) execute and deliver to the Holder the Subordination Agreement and (z) take all actions required pursuant to the Refinancing Documents to be undertaken by a Guarantor.
(ii)Each Group Company shall procure the pledge from time to time of all Equity Securities held by it in a Permitted JV Entity pursuant to a valid and effective Equity Pledge and shall cause the execution and delivery of the Equity Pledge to the Holder within five (5) Business Days and the registration and filing of such Equity Pledge and the Security Interests created thereunder with the applicable Governmental Authorities within 15 days of the issuance or acquisition of the applicable Equity Securities; provided that no Default (as defined in the New Note) shall occur in respect of any failure to register the Security Documents under applicable SAFE rules and regulations and provided further that where any such failure is due to the Holder’s failure to provide documents required for such registrations or filings that have been requested by the Issuer, in which case such 15 day period shall be extended by a further 15 day period following the date on which the Holder provides all such required documents to the satisfaction of the applicable Governmental Authorities.
(e)The Holder shall undertake the registrations and filings of the Security Documents for and on behalf of the Issuer or any applicable Guarantor or Permitted JV Entity, provided that in such instances, the applicable Group Company or Permitted JV Entity (as applicable) shall cooperate with the Holder to facilitate such registrations and filings and shall provide all documents requested by the Holder for the purposes of effecting such filings within ten (10) Business Days of such request by the Holder or such other timeframe as may be specified by the Holder in such written request, and provided further that where the applicable Group Company or Permitted JV Entity has failed to provide any such assistance, cooperation or documents as requested by the Holder in respect of any such filing or registration, such failure shall be deemed to be a Default (as such term is defined in the definitive terms and conditions of the New Note). For the avoidance of doubt, failure to register the Security Documents under applicable SAFE rules and regulations shall not be deemed to a Default (as such term is defined in the New Note).

(f)Freeze on Compensation and Incentives of Founder and Affiliates. Until such time as the New Note has been redeemed in full, the following restrictions on executive privileges and compensation shall apply to each Group Company:
(i)other than as previously granted pursuant to award agreements under the ESOP, none of the Group Companies shall pay or accrue any bonus, commissions, incentive compensation or any similar form of monetary benefit to the Founder and his Affiliates (the “Restricted Persons”) except with the prior written consent of the Holder; and
(ii)in the event that any payments or awards have been made or granted to any Restricted Person in breach of the provisions of this Section 6.2(f), the Group Companies shall indemnify the Holder for an amount equivalent to the aggregate of such bonuses, compensations or other commissions, fees and analogous payments paid to such Restricted Person.
(g)Maintenance of Listing. The Issuer shall comply with the minimum listing maintenance requirements of the Nasdaq Global Market, or if any non-compliance is continuing, to comply with any plan approved by the Nasdaq Global Market to regain compliance.

Section 6.3Continuing Obligations of the Group Companies. Each of the Group Companies shall, and the Controlling Shareholder shall procure the Group Companies to, give effect to and facilitate the exercise by the Holder of its rights as set out in Article VII hereof and the New Note Documents and to promptly do all acts or things required or necessary for the purposes of giving effect thereto.

ARTICLE VII

RIGHTS OF THE HOLDER

Section 7.1Board Representation. For so long as any amounts remain outstanding and unpaid under the Refinancing Documents:

(a)the Holder shall have the right to nominate one director to the Board and each of the Controlling Shareholder and the Issuer shall promptly cause and take all actions to support, give effect to and otherwise agree not to take any action to prevent, the appointment or election of the Holder Director, including convening a Board meeting and effecting such appointment in accordance with the Charter Documents of the Issuer, and in the case of an election, (i) nominating such individual to be elected as a director, (ii) recommending to the shareholders the election of such director in any meeting of shareholders to elect directors, including soliciting proxies in favor of such election, (iii) including such nomination and recommendation in respect such individual in the notices for any meeting of shareholders to elect directors, and (iv) expanding the size of the Board in order to appoint such director, and (v) in the case of the Controlling Shareholder, voting its Equity Securities in favor of such election;

(b)in the event that the Holder Director vacates his or her Board seat due to any reason, including retirement, resignation, death, disability or removal, the Holder shall have the exclusive right to designate a replacement to fill such vacancy, and each of the Controlling Shareholder and the Issuer shall promptly cause the appointment or election of such individual; and
(c)at any meeting of the Board, or any annual general or other meeting of the shareholders of the Issuer, when and if held, at which the Holder Director is up for reappointment, each of the Controlling Shareholder and the Issuer shall cause such director to be re-appointed.

ARTICLE VIII

TERMINATION

Section 8.1Termination Events. The Holder shall be entitled to terminate this Agreement with immediate effect by notice in writing to the Issuer upon the occurrence of any of the following events (each a “Termination Event”):

(a)any of the Refinancing Conditions are not met by the Long-Stop Date, or any Refinancing Condition has ceased to be capable of satisfaction;
(b)any breach of the Solvency Requirements;
(c)any representation or warranty made by the Warrantors as set out in Article V, or any information provided to the Holder by the Issuer or any of the Group Companies pursuant to Section 6.2(c) prior to the Closing is untrue when made and such breach is not remedied or cured within two days after the date on which such breach first occurs, such that the conditions specified in Section 4.1 would not be satisfied at the Long-Stop Date or Effective Refinancing Date (as applicable);
(d)any breach or non-compliance by any of a Group Company or the Controlling Shareholder of any of their respective obligations, covenants and undertakings under this Agreement other than those described in Sections 8.1(b) and 8.1(c), which shall be governed by those sections; or
(e)any additional material default by the Issuer of any of its obligations under the Original Note Documents other than the Existing Defaults, on or after the date of execution of this Agreement.

The foregoing Termination Events are intended solely for the benefit of the Holder. Each of the Issuer and the Controlling Shareholder shall, and shall cause each of the other Group Companies to, immediately on the occurrence of any Termination Event or any breach of this Agreement, notify the Holder in writing with reasonable details thereof.

Section 8.2Termination by the Issuer. The Issuer may terminate this Agreement if the Holder breaches its standstill obligations under Section 2.1 by the giving of written notice to the

Issuer. Other than as set out in Section 8.1 and this Section 8.2, no other Party to this Agreement shall have the right to unilaterally terminate this Agreement without the mutual agreement of the Holder and the Issuer.

Section 8.3Effect of Termination.

(a)The rights and obligations of each Party under this Agreement except for those set out in Article VIII and Article IX which will survive such termination, will cease immediately with effect from the date of such termination pursuant to this Article VIII. For the avoidance of doubt, the termination of this Agreement does not affect the rights of the Holder accrued and existing under this Agreement at or prior to the time of termination and under the Original Note Documents.
(b)Nothing in this Section 8.3 shall be interpreted to restrict the Holder from enforcing its rights under the Original Note Documents following termination of the Standstill Period in respect of any of the Existing Defaults (or any other defaults thereunder) or from instituting any debt recovery actions or security enforcement proceedings in respect of amounts owing under the Original Note Documents in any competent jurisdiction. The Holder shall have all rights and remedies available to it under the Original Note Documents, any applicable Laws or otherwise with respect to any defaults (including the Existing Defaults).

ARTICLE IX

COVENANTS; MISCELLANEOUS

Section 9.1Successors and Assigns; Third Party Beneficiaries. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties whose rights or obligations hereunder are affected by such provisions. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Group Company or the Controlling Shareholder (whether by operation of Law or otherwise) without the prior written consent of the Holder, or by the Holder (whether by operation of Law or otherwise) without the prior written consent of the Issuer; provided that (a) no prior written Consent of the Issuer shall be required for (i) any sale or transfer of the Original Note and (b) upon the Note Exchange having been effected, any assignment or transfer by the Holder of its rights, title and interest in and under this Agreement or any of the other Refinancing Documents shall be effected in accordance with the terms of the New Note. A Person who is not a Party to this Agreement (but excluding for such purposes any permitted successors or assignees referred to in this Section 9.1) shall not have any right under the Contracts (Rights of Third Parties) Ordinance.

Section 9.2Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the Laws of Hong Kong.

Section 9.3Dispute Resolution.

(a)The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and the Original Note Documents (including a dispute regarding the existence, validity or termination of this Agreement) (each, a “Dispute”).

(b)The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)This Section 9.3 is for the benefit of the Holder only. The Holder shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Holder may take concurrent proceedings in any number of jurisdictions.

Section 9.4Maintenance of Address of Service. The Issuer’s registered address for service shall be 16/F Tower 5, The Gateway, Harbor City, Tsim Sha Tsui, Kowloon, Hong Kong Room A106, the registered office of Hong Kong Secoo Investment Group Limited where notices and demands to or upon the Issuer in respect of this Agreement may be served. If at any time the Issuer shall fail to maintain such required address for service or shall fail to provide the Holder with any new address in the event of a change of address, such notices and demands may be made or served at the registered office of the Issuer in the Cayman Islands.

Section 9.5Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand-delivered to the other Parties, upon delivery; (b) when sent by facsimile or electronic mail at the number set forth in Schedule 4, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other Parties as set forth in Schedule 4; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the other Parties as set forth in Schedule 4 with next-business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider. Each Person communicated hereunder by facsimile or electronic mail shall promptly confirm by telephone with the Person to whom such communication was addressed the receipt of each communication made by it by facsimile or electronic mail pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given hereunder, or designated additional addresses, for purposes of this Section 9.5, by giving the other Parties written notice of the new address in the manner set forth above.

Section 9.6Cumulative Rights; Exclusive Remedy. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive relief to address breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

Section 9.7Reservation of Rights. Except as otherwise expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of the Holder to protect and preserve any of its rights, remedies and interests, including without limitation its claims against the Controlling Shareholder or any of the Group Companies, or its full participation in any bankruptcy case filed by the Controlling Shareholder or any of the Group Companies. If the Refinancing is not consummated, or if this Agreement is terminated in accordance with its terms for any reason, the Parties hereto fully reserve any and all of their respective rights. This Agreement shall not be admitted into evidence in any proceeding other than a proceeding to enforce its terms.

Section 9.8Fees and Expenses. The Parties will bear their respective expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the other Refinancing Documents and the consummation of the transactions contemplated hereby and thereby; provided that the Issuer shall reimburse the Holder for all costs and expenses incurred by the Holder in an amount not exceeding US$300,000. For the avoidance of doubt, the Issuer shall only be required to reimburse the Holder for costs and expenses under this Section 9.8 or section 8.10 of the New Note, and shall in no event be required to make reimbursement under both this Note and the Refinancing Agreement.

Section 9.9Confidentiality.

(a)The terms and conditions of this Agreement and the other Refinancing Documents, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby and thereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any Party hereto and by representatives of such Party to any other Party hereof or any of the representatives of such Party, including any non-public information concerning the organization, structure, business or financial results or condition of the Issuer or any other Group Company (collectively, the “Confidential Information”), shall be considered Confidential Information and shall not be disclosed by any Party hereto to any third Party except in accordance with the provisions set forth below.

(b)Notwithstanding the foregoing, each Party may disclose (i) the Confidential Information to its current investors, Affiliates and its and their respective employees, officers, directors, representatives, advisors, bankers, accountants or legal counsels who need to know such information, in each case only where such Persons are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 9.9 and provided that such Party shall be responsible for any breach by such Persons of such nondisclosure obligations, and (ii) the Confidential Information to any Person to which disclosure is approved in writing by the other Parties.

(c)Subject to Section 9.9(e), in the event that any Party is requested by any Governmental Authority or becomes legally compelled (including, pursuant to any applicable Tax, securities or other Laws of any jurisdiction) to disclose the existence of this Agreement or any Confidential Information, such Party (the “Disclosing Party”) shall provide the other Parties with prompt written notice of that fact and shall consult with the other Parties regarding such disclosure. At the request of any other Parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required to be disclosed and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. For the avoidance of doubt, nothing in this Section 9.9 will prevent any Party from making any disclosures to a court of competent jurisdiction in connection with any claims made under the Refinancing Documents, including claims made pursuant to Section 9.3.

(d)Notwithstanding any other provision of this Section 9.9, the confidentiality obligations of the Parties shall not apply to: (i) information which a restricted Party learns from a third Party which the receiving Party reasonably believes to have the right to make the disclosure, provided the restricted Party complies with any restrictions imposed by the third Party; (ii) information which is rightfully in the restricted Party’s possession prior to the time of disclosure by the protected Party and not acquired by the restricted Party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted Party.

(e)Prior to the issuance of any public disclosures regarding the Refinancing, the Issuer shall consult with the Holder as to the form and substance of such public disclosures related to this Agreement or the transactions contemplated hereby, and shall afford the Holder a reasonable opportunity to review and comment on any such announcement or disclosure prior to the applicable announcement or disclosure.

Section 9.10Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or Agreement which most nearly reflects the Parties’ intent in entering into this Agreement.

Section 9.11Amendments and Waivers. Any provision in this Agreement may be amended only with the prior written consent of all the Parties (in the case of any amendments). Notwithstanding the foregoing, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought. Any amendment or waiver effected in accordance with this Section 9.11 shall be binding upon all of the Parties or the relevant Party (as the case may be) and their respective successors and assigns.

Section 9.12Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party, nor shall it be construed to be a waiver of any such breach or default, or of an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall it be construed to be any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

Section 9.13No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

Section 9.14Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures in portable document format (PDF) shall be deemed to be originals for purposes of the effectiveness of this Agreement.

Section 9.15Entire Agreement. This Agreement and the other Refinancing Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof.

Section 9.16No Fiduciary Duty. The Parties acknowledge and agree that nothing in this Agreement or the other Refinancing Documents shall create any fiduciary duty between the Holder or its Affiliates and the Group.

Section 9.17Effectiveness and Validity. This Agreement shall become effective upon execution and delivery of this Agreement by each Party.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of:
SECOO HOLDING LIMITED

/s/ Rixue Li

Name: Rixue Li
Designation: Director

[Signature Page to Refinancing Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of:
SIKU HOLDING LIMITED

/s/ Rixue Li

Name: Rixue Li
Designation: Director

[Signature Page to Refinancing Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of:
Hongkong Secoo Investment Group
Limited

/s/ Rixue Li

Name: Rixue Li
Designation: Executive Director

[Signature Page to Refinancing Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of:
SECOO Inc.

/s/ Rixue Li

Name: Rixue Li
Designation: Director

[Signature Page to Refinancing Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of:
SECOO ITALIA SRL

(Company Seal)

/s/ Yinzuo Liu

Name: Yinzuo Liu
Designation: Director

[Signature Page to Refinancing Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of:
库天下（北京）信息技术有限公司

(Company Seal)

/s/ Rixue Li

Name: Rixue Li
Designation: Legal Representative

[Signature Page to Refinancing Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of:
寺库免税品（海南）有限公司

(Company Seal)

/s/ Xiangjun Meng

Name: Xiangjun Meng
Designation: Legal Representative

[Signature Page to Refinancing Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of:
寺库（海南）国际电子商务总部有限公司

(Company Seal)

/s/ Shaojun Chen

Name: Shaojun Chen
Designation: Legal Representative

[Signature Page to Refinancing Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of:
北京我卖我拍拍卖有限公司

(Company Seal)

/s/ Rixue Li

Name: Rixue Li
Designation: Legal Representative

[Signature Page to Refinancing Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of:
北京寺库商贸有限公司

(Company Seal)

/s/ Rixue Li

Name: Rixue Li
Designation: Legal Representative

[Signature Page to Refinancing Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of:
北京至一恒盛技术服务有限公司

(Company Seal)

/s/ Rixue Li

Name: Rixue Li
Designation: Legal Representative

[Signature Page to Refinancing Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of:
上海寺库电子商务有限公司

(Company Seal)

/s/ Xiangjun Meng

Name: Xiangjun Meng
Designation: Legal Representative

[Signature Page to Refinancing Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of:
北京寺库国际旅行社有限公司

(Company Seal)

/s/ Xiangjun Meng

Name: Xiangjun Meng
Designation: Legal Representative

[Signature Page to Refinancing Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of:
北京寺库天下投资有限公司

(Company Seal)

/s/ Xiangjun Meng

Name: Xiangjun Meng
Designation: Legal Representative

[Signature Page to Refinancing Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of:
宜春寺库电子商务有限公司

(Company Seal)

/s/ Xia Qiang

Name: Xia Qiang
Designation: Legal Representative

[Signature Page to Refinancing Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of:
Secoo Garden Tradings Sdn. Bhd

(Company Seal)

/s/ Rixue Li

Name: Rixue Li
Designation: Director

[Signature Page to Refinancing Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of:
北京库客贸易有限公司

(Company Seal)_

/s/ Xiangjun Meng

Name: Xiangjun Meng
Designation: Legal Representative

[Signature Page to Refinancing Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of:
厦门寺库东方日出科技有限公司

(Company Seal)_

/s/ Xiangjun Meng

Name: Xiangjun Meng
Designation: Legal Representative

[Signature Page to Refinancing Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of:
GREAT WORLD LUX PTE. LTD

/s/ Katherine Matarazzo

Name: Katherine Matarazzo
Designation: Director

[Signature Page to Refinancing Agreement]

SCHEDULE 1

GROUP COMPANIES

SCHEDULE 2

DESCRIPTION OF GUARANTEES AND COLLATERAL

SCHEDULE 3

GROUP STRUCTURE

SCHEDULE 4

NOTICE INFORMATION

SCHEDULE 5

EXISTING PRE-RESTRUCTURING INDEBTEDNESS

SCHEDULE 6

PAYMENT CONTRACTS

EXHIBIT 1 – FORM OF NEW NOTE

THIS NOTE AND THE GUARANTEES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER SECURITIES LAWS. THIS NOTE AND THE GUARANTEES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

GUARANTEED SENIOR SECURED NOTE

US$217,738,923

April 19, 2022

Subject to the terms and conditions of this Guaranteed Secured Note (this “Note”), for good and valuable consideration received, Secoo Holding Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Issuer”), promises to pay to the order of Great World Lux Pte. Ltd, an exempted company incorporated with limited liability under the laws of Singapore (such party and any transferee, the “Holder”), the principal amount of US$217,738,923, plus accrued and unpaid interest thereon at the applicable rates provided for in Article II, on April 19, 2024 (the “Maturity Date”) or such earlier date as may be otherwise provided herein.

This Note is issued pursuant to the Refinancing Agreement dated March 4, 2022 between the Issuer, the Holder and other parties thereto (the “Refinancing Agreement”). Capitalized terms used and not defined herein shall have the meaning set forth in the Refinancing Agreement.

The Issuer’s obligations under this Note are fully, irrevocably and unconditionally guaranteed on a secured senior basis, to the extent set forth in the Guarantees, jointly and severally, by each of the Guarantors. In addition, this Note is entitled to the benefits of the guarantee of each party that subsequent to the date of this Note becomes a Guarantor pursuant to the terms hereof. Upon the terms and subject to the conditions set forth in this Note and the other Refinancing Documents, any such party will unconditionally agree that the principal amount of this Note, together with accrued and unpaid interest thereon, will be duly and punctually paid in full when due.

The Issuer, by the issuance and delivery of this Note, agrees to comply with the covenants, undertakings, terms and conditions hereof and acknowledges the rights and entitlements of the Holder as set out herein.

DEFINITIONS

Section 1.1Definitions.

“Acquired Indebtedness” means, with respect to a specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person or (b) Indebtedness arising from the acquisition of properties or assets by such specified Person prior to such time. Acquired Indebtedness shall be deemed to be incurred on the date the acquired Person becomes a Group Company or the date of the related acquisition of properties or assets from such Person.

“ADSs” means the American depositary shares of the Issuer, two of which represent one Class A Share.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of the Holder, the term “Affiliate” also includes (i) any of the Holder’s general partners, (ii) the fund manager managing or advising the Holder (and general partners and officers thereof), (iii) trusts Controlled by or for the benefit of any such Person referred to in (i) or (ii), and (iv) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by the Holder. “Affiliate” of a Person who is an individual shall also include such Person’s spouse or any person cohabiting as a spouse, child, parent, brother, sister, in-law, grandchild, grandparent, uncle, aunt, nephew or niece.

“Asset Sale” mean any sale, lease, transfer of other disposition (including by way of merger, consolidation, sale-leaseback transaction or similar transaction) in one transaction or a series of related transactions by the Issuer or any other Group Company to any Person other than a Group Company of:

(a)all or any Equity Interests of any Group Company;

(b)all or a substantial part of the property and assets of an operating unit or business of any Group Company;

(c)any other property and assets of any Group Company outside of the ordinary course of business,

provided that (i) any issuances of Equity Interests in any Group Company will be governed by Section 4.16 and (ii) the sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of the Group Companies will be governed by Sections 3.3(a) and 5.1(a) and provided further that, none of the following items will be deemed to be an Asset Sale:

disposition of properties or assets as contemplated in connection with the Refinancing to the Holder as security for the obligations of the Issuer and the Guarantors under this Note and the Guarantees;

sales of inventory by any Group Company through the electronic commerce platforms of the VIE Trading Entity to retail customers in the ordinary course of business;

sales of inventory owned by the Group Companies (excluding for such purposes the Material Subsidiaries) on a wholesale or business-to-business basis in the ordinary course of business unless such inventory sale is a Related Party Transaction;

sales, transfers or dispositions of assets between Group Companies that are Wholly Owned;

sales or transfers of assets by any Group Company to any Permitted JV Entity which satisfy the requirements of Section 4.12(b)(i)B, provided that, and subject to, all of the Equity Interests issued or issuable by such Permitted JV Entity to the applicable Group Companies being pledged as Collateral pursuant to an Equity Pledge in favour of the Holder and provided further that such sales and transfers are required under the terms of the corresponding definitive joint venture documentation (copies of which shall be provided to the Holder);

sale, transfer or other disposition disposals of Cash and Cash Equivalents in the ordinary course of business;

the disposition by any Group Company of obsolete or excess  equipment or any trade or exchange by the Group Companies of equipment or other properties or assets for equipment or other properties or assets owned or held by another Person (excluding for such purposes any Related Party Transactions), provided that the Fair Value of the properties or assets traded or exchanged by such Group Company (together with any cash or Cash Equivalents) is reasonably equivalent to the Fair Value of the properties or   assets (together with any cash or Cash Equivalents) to be received by the Issuer or such Group Company;

sales, transfers or other dispositions deemed to occur in connection with the creation or perfection of any Permitted Liens by any Group Company;

an issuance or sale of Equity Interests by a Group Company to the Issuer or any other Group Company; or

the disposition of assets or Equity Interests received in settlement of debts owing to a Group Company as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to such Group Company;

Permitted Asset Swaps;

dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

The Fair Value of any non-cash proceeds of a disposition of properties or assets and of any properties or assets referred to in the foregoing clauses of this definition       shall be determined in the

manner contemplated in the definition of the term “Fair Value,” the results of which shall be set forth in an Officer’s Certificate delivered to the Holder.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Board Resolution” means a copy of a written resolution or meeting minutes duly adopted by the board of directors of the Issuer and that is in full force and effect.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the PRC (which for the purpose of this Note excludes Hong Kong, Macau and Taiwan), the Cayman Islands, Hong Kong, New York or Singapore.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, with the amount of Indebtedness represented by such obligation being the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof being the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease (whether entered into before or after the date of this Note) that would have been classified as an operating lease pursuant to GAAP as in effect on the Issue Date will be deemed not to represent a Capital Lease Obligation.

“Cash Equivalents” means any of the following:

securities issued or directly and fully guaranteed or insured by the government of the United States of America, the Republic of France or any other country whose sovereign debt has a rating of at least “A3” from Moody’s and at least “A-” from S&P or any agency or instrumentality of any such government (provided that the full faith and credit of such government is pledged in support thereof), in each case having maturities of not more than 12 months from the date of acquisition;

direct obligations of the United States of America, any state of the European Economic Area, the People’s Republic of China, Hong Kong and Singapore or any agency of any of the foregoing or obligations fully and unconditionally Guaranteed by the United States of America, any state of the European Economic Area, the People’s Republic of China, Hong Kong and Singapore or any agency of any of the foregoing, in each case maturing within 12 months;

time deposit accounts, certificates of deposit and money market deposits maturing within 12 months or less of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof, any state of the European Economic Area, Hong Kong, Singapore or Australia, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of US$100 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A-” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

commercial paper having a rating of at least “P-1” from Moody’s or at least “A-1” from S&P and in each case maturing within 12 months after the date of acquisition;

money market mutual funds substantially all of the assets of which are of the type described in any of the foregoing clauses (a) through (d);

time deposit accounts, certificates of deposit, overnight or call deposits and money market deposits with a bank or financial institution which is organized under the laws of the PRC or Hong Kong, or structured deposit products that are principal protected by any bank or financial institution organized under the laws of the PRC or Hong Kong, or any jurisdiction where a Group Company conducts business operations if held to maturity (which shall not be more than one year) and can be withdrawn at any time with no more than six months’ notice;

all items treated as cash under GAAP; and

in the case of Investments by any Group Company, Investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (g) customarily utilized in the countries where such Group Company is located for short-term cash management purposes.

“Class A Shares” means Class A ordinary shares of par value US$0.001 per share, in the share capital of the Issuer.

“Class B Shares” means the Class B ordinary shares of par value US$0.001 per share in the share capital of the Issuer.

“Collateral” means any and all property or assets from time to time in which a Security Interest has been or will be granted, whether on the Issue Date or thereafter, pursuant to any Security Document to secure the obligations under this Note or any Guarantee.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Control”, including the terms “Controlled by” and “under common Control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or securities that represent a majority of the outstanding voting securities of such Person.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of such Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest (other than in exchange for Equity Interests in the Issuer (other than Disqualified Stock)), in whole or in part, on or prior to the date that is 183 days after the earlier of (a) the date on which no amounts payable under or in respect of this Note and the Restructuring Documents are outstanding and (b) the date on which this Note matures; provided that only the portion of such Equity Interest which is mandatorily redeemable or matures or is redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further that any Equity Interests issued pursuant to any plan of the Issuer or any of the Group Companies for the benefit of one or more employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or any of its Affiliates in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Domestic Subsidiary” means any Group Company that is incorporated or established in the PRC from time to time.

“Equity Interests” means (i) with respect to the Issuer, interests in the equity securities of the Issuer, together with all corresponding rights related to such interests under the organizational documents of the Issuer, and (ii) with respect to any other Person, any interest in the registered capital thereof, share, share capital, equity interest, or other ownership interest in such Person, and in each case of (i) and (ii), including any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to the Issuer or such other Person (as the case may be), or any Contract of any kind for the purchase or acquisition from the Issuer or such other Person (as the case may be) of any of the foregoing, either directly or indirectly, or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, that entity.

“Equity Pledge” means, with respect to any Person, an instrument granting a first ranking priority Security Interest over the Equity Interests in such Person.

“Existing Pre-Restructuring Indebtedness” means the bank borrowings of the Issuer and its Subsidiaries on and as of the date of execution of the Refinancing Agreement as disclosed in schedule 5 thereof.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Value” means, with respect to any assets, liabilities, property, business undertaking or Equity Interests, the price that would be paid in an arm’s-length transaction between an unaffiliated, informed and willing seller under no compulsion to sell and an unaffiliated, informed and willing buyer under no compulsion to buy, as determined in good faith by the Issuer.

“Founder” means Mr. Li Rixue.

“Founder HoldCo” means Siku Holding Limited, a business company incorporated under the Laws of the British Virgin Islands.

“Foreign Subsidiary” means any Group Company that is not a Domestic Subsidiary.

“Fundamental Change” shall be deemed to have occurred if any of the following occurs after the Issue Date:

a transaction or series of related transactions (including any consolidation, amalgamation, scheme of arrangement or merger of the Issuer or any of the Material Subsidiaries with or into any other Person, or other corporate reorganization of the Issuer or any of the Material Subsidiaries, or any recapitalization, reclassification or change of the Class A Shares, Class B Shares or the ADSs (other than changes resulting from a subdivision or combination)) in which a Person or group within the meaning of Section 13(d) of the Exchange Act other than the Issuer, its Subsidiaries, the employee benefit plans of the Issuer and its Subsidiaries or any of the Permitted Holders, acquires any Equity Interests in the Issuer or any of the Material Subsidiaries such that, immediately after such transaction or series of related transactions, such Person or group of related Persons holds Equity Interests in the Issuer or such Material Subsidiary representing at least 50% of the outstanding voting power of the Issuer or such Material Subsidiary;

any share exchange, consolidation or merger of the Issuer, or transactions to the similar effect, pursuant to which the Class A Shares, the Class B Shares or the ADSs will be converted into cash, securities or other property of any other Person;

the Permitted Holders cease to Control the Issuer or any Material Subsidiary;

a sale, transfer, lease or other disposition of (i) all or substantially all of the assets of the Issuer or any Material Subsidiary, or (ii) the Issuer and its Subsidiaries, taken as a whole, or in each case, any series of related transactions having such effect, to a Person or group of related Persons other than a Wholly Owned Group Company;

the transfer, licensing or any analogous arrangement by the VIE Entities of all or substantially all of their respective intellectual property other than as permitted under Section 4.12(b)(i)A;

the shareholders of the Issuer or any Material Subsidiary approve any plan or proposal for the liquidation or dissolution of the Issuer or such Group Company; or

the ADSs cease to be listed or quoted on The NASDAQ Global Market or its successor.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction or stock exchange.

“Group” means the Issuer and its Subsidiaries from time to time established but excludes any Permitted JV Entities and “Group Company” has a correlative meaning.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or the Secured Obligations.

“Guarantee” means the guarantee by each Guarantor of the Secured Obligations, including obligations under this Note, executed pursuant to the terms of the Refinancing Agreement.

“Guarantor” means each of (a) the Subsidiaries of the Issuer; and (b) any other Subsidiary of the Issuer incorporated from time to time that executes a Guarantee in accordance with the terms of this Note (excluding for such purposes the Permitted JV Entities), and their respective successors and assigns, in each case.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided, however, that neither the accrual of interest nor the accretion of original issue discounts shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(a)all indebtedness (including principal and premium) of such Person for borrowed money;

all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed);

all obligations of such Person to pay the deferred and unpaid purchase price of property or services, excluding Trade Payables;

all Capitalized Lease Obligations of such Person or Attributable Debt in respect of sale-leaseback transactions;

all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the Fair Value of such asset at such date of determination and (B) the amount of such Indebtedness;

to the extent not otherwise included in this definition, all Indebtedness of other Persons guaranteed by such Person to the extent such Indebtedness is guaranteed by such Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

to the extent not otherwise included in this definition, net obligations under, Interest Rate Agreements; and

all Disqualified Stock issued by such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, plus accrued dividends.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided:

(i)that the amount outstanding at any time of Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP;

(ii)that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(iii)Indebtedness shall not include any liability for Taxes.

“Interest Period” means each 12 month period commencing on the Issue Date.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect against fluctuations in interest rates (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Investments” means, with respect to any Person, (i) all direct or indirect advances, loans or other extensions of credit to another Person, (ii) any capital contribution to another Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), (iii) any purchase or acquisition of Equity Interests, Indebtedness, bonds, notes, debentures or other similar instruments or securities issued by another Person; or (iv) any guarantee of any obligation of another Person; excluding, in each case, (a) commission, travel and similar advances to officers and employees made in the ordinary course of business and (b) advances or operational guarantees to customers or suppliers in the ordinary course of business on commercially reasonable terms (excluding for such purposes any Related Party Transactions) in accordance with normal trade practices. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of (whether through dilutive issuances or otherwise) any Equity Interests in any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer (other than the sale of all of the outstanding Equity Interests in such Subsidiary), such Person will be a Permitted JV Entity and the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the value of the Issuer’s Investments in such Permitted JV Entity that were reflected on the Issuer’s consolidated balance sheet, which shall be no less than the Minimum Valuation Threshold. The acquisition by the Issuer or any Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Subsidiary in such third Person in such amount as reflected on the Issuer’s consolidated balance sheet. Except as otherwise provided in this Note, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value or write-ups, write-downs or write-offs with respect to such Investment.

“Issue Date” means April 19, 2022.

“Law” means any statute, law, ordinance, regulation, rule, code, order, judgment, writ, injunction, decree or requirement of law (including common law) enacted, issued, promulgated, enforced or entered by a Governmental Authority.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to create any mortgage, pledge, security interest, lien, charge, easement or encumbrance of any kind).

“Material Subsidiary” means, at any relevant date of determination, the VIE Trading Entity, Hong Kong Secoo Investment Group Limited, Shanghai Secoo E-commerce Co., Ltd (上海寺库电子商务有限公司), Yichun Secoo E-Commerce Co., Ltd. (宜春寺库电子商务有限公司) and any other Subsidiary of the Issuer that has total assets of at least RMB1 billion (and as at the date of this Note, the Material Subsidiaries are such Subsidiaries of the Issuer as set forth on Annex I).

“Net Cash Proceeds” means:

With respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to any Group Company) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of:

(i)brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(ii)provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Issuer and its Group Companies, taken as a whole;

(iii)payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (i) is secured by a Lien on the property or assets sold or (ii) is required to be paid as a result of such sale, and

(iv)any reserve (including any reserve against any liabilities associated with such Asset Sale and retained by the Issuer or the relevant Group Company) established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Issuer or such Group Company from such escrow arrangement, as the case may be; and

(b)with respect to any issuance or sale of Equity Interests, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Issuer or any other Group Company) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorneys’ fees, accountants’ fees, underwriters’ or initial purchasers’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Officer’s Certificate” means a certificate that is delivered to the Holder and that is signed by an executive officer of the Issuer.

“Pari Passu Debt” means Indebtedness of the Issuer that ranks equally in right of payment to this Note and any Indebtedness of a Guarantor that ranks equally in right of payment and Lien priority with the Guarantee of such Guarantor.

“Permitted Acquired Indebtedness” means Indebtedness or Disqualified Stock of any Group Company to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of such Person existing at the time (a) that it became a Group Company or (b) such Person was merged or consolidated with or into the Issuer or any other Group Company, and in each case was not incurred in contemplation of the foregoing.

“Permitted Asset Swap” means a substantially concurrent purchase and sale, transfer or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between any Group Company and another Person pursuant to and as permitted under Sections 4.11, 4.12 and 4.14, provided that where such Permitted Asset Swap is effected, such Person shall be a Permitted JV Entity and the Group Company holding the Equity Interests in such Permitted JV Entity shall execute and deliver an Equity Pledge over all of the Equity Interests in such Permitted JV Entity in favour of the Holder within five (5) Business Days of the closing of the Permitted Asset Swap.

“Permitted Holders” means the Founder and the Founder HoldCo (for so long as the Founder HoldCo is Controlled by the Founder), or any of their respective Affiliates.

“Permitted Investments” means:

(a)other than for Investments that would fall within the scope of paragraph (d), any Investment by a Group Company in any other Group Company (including, without limitation, any redemption of this Note in accordance with the terms hereof). For the avoidance of doubt, Investments in the Permitted JV Entities shall be governed by paragraph (d) below;
(b)any Investment in cash or Cash Equivalents;
(c)other than for Investments that would fall within the scope of paragraph (d), any Investment by the Issuer or any other Group Company in a Person if as a result of such Investment (i) such Person becomes a Group Company or (ii) such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties or assets to, or is liquidated into, a Group Company, provided that and subject to and conditional on, such Person or Group Company having executed and delivered a Guarantee and Subordination Agreement to the Holder;
(d)any Investment by the Issuer or any other Group Company in a Person (whether contributed in the form of assets, inventory or cash) that, as a result of such Investment, becomes a Permitted JV Entity, provided that, and subject to and conditional on, an Equity Pledge having been executed and delivered in respect of all of the Equity Interests in such Permitted JV Entity owned or controlled by the Group in favour of the Holder;
(e)other than for Investments that would fall within the scope of paragraph (d), any Investment deemed to be made due to the receipt of non-cash consideration from (i) an Asset Sale that was made pursuant to and in compliance with Section 4.11 or (ii) a disposition of assets that are not deemed to be an Asset Sale as set out in the definition thereof;
(f)any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any modification, replacement, renewal or extension of any Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment or binding commitment may be increased (x) as required by the terms of such Investment or binding commitment as in existence on the Issue Date or (y) as otherwise permitted under this Note;
(g)stock, obligations, securities or other Investments received in settlement of Indebtedness incurred in the ordinary course of business and owing to, or of other claims asserted by, the Issuer or any Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien created in the ordinary course of business or in satisfaction of judgments, including in connection with a bankruptcy proceeding or other reorganization of another Person;

(h)Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;
(i)any redemption or repurchases of this Note in accordance with its terms;
(j)any Investment in a Permitted JV Entity made in accordance with Sections 4.8, 4.11, 4.12 and 4.14;
(k)payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;
(l)advances to suppliers for the acquisition of inventory or consumables or services in the ordinary course of business that are recorded as deposits or prepaid expenses on the Issuer’s consolidated balance sheet;
(m)receivables owing to any Group Company, if created or acquired in the ordinary course of business;  and
(n)any Investment the payment for which consists of Equity Interests in the Issuer (other than Disqualified Stock).

“Permitted JV Entities” means any joint venture entity (i) that is established to carry out a strategic joint venture between the Issuer or any of its Subsidiaries with a reputable strategic investor (but excluding for such purposes any entities which are established or Controlled by any Group Company and in which minority investments are sought from professional investment funds or other financial investors for the purposes of funding the business and other operations of such entities), and (ii) in which the Issuer or its Subsidiaries holds or acquires an ownership interest (whether by way of Equity Interests or otherwise) from time to time.

“Permitted Liens” means:

(a)Liens created under the Security Documents as security for the Secured Obligations under this Note and the Guarantees;

Liens created to secure this Note and Equity Pledges to be executed and delivered in respect of any Permitted Asset Swaps to Permitted JV Entities;

Liens on any property or assets of a Group Company in respect of the Existing Pre-Restructuring Indebtedness;

Liens on any property or assets of a Group Company created in the ordinary course of trading for trading purposes and for full value, including any Liens arising out of conditional sale, title retention, consignment or other similar arrangements over inventory supplied by the Group’s inventory suppliers to secure the repayment of the corresponding purchase price monies owed to each of them;

Liens securing any Note Refinancing Indebtedness, provided that the Fair Value of the assets over which such collateral security interests are granted does not exceed the amount being redeemed or repaid under this Note and such collateral security interests are subordinated to the Security Interests of the Holder pursuant to the Security Documents;

Liens securing General Refinancing Indebtedness, provided that (i) the principal amount of such General Refinancing Indebtedness does not exceed the principal amount and accrued interest or additional amounts of the existing Indebtedness being so refinanced, and (ii) the Fair Value of the assets over which such collateral security interests are granted does not exceed 150 per cent. of the outstanding amount owned under such General Refinancing Indebtedness;

Liens securing Permitted Acquired Indebtedness; provided that such Liens (i) secured such Permitted Acquired Indebtedness at the time of and prior to the Incurrence of such Permitted Acquired Indebtedness by a Group Company and were not granted in connection with, or in anticipation of, such Incurrence, and (ii) do    not extend to any property or asset of a Group Company other than the property or assets acquired;

Liens on any property or assets comprising Permitted Investments that are existing at the time of acquisition thereof by a Group Company, provided that such Liens were in existence prior to such acquisition, were not created in contemplation of it and do not extend to any other property or assets of the Group;

any interest or title of a lessor under an operating lease;

Liens arising in the ordinary course of trading by reason of deposits or other required cash collateral necessary to obtain standby letters of credit or bank guarantees;

Customary netting or set-off arrangements with financial institutions relating to ordinary course cash management arrangements or other foreign exchange hedging contracts that are non-speculative in nature;

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made;

Liens over rental deposits in respect of any property leased or licensed by a member of the Group in the ordinary course of business; and

Liens over bank accounts granted in the ordinary course of business pursuant to such bank’s standard terms and conditions for deposit accounts.

“Permitted Refinancing Indebtedness” means any Indebtedness of any Group Company issued in exchange for, or the net proceeds of which are used to refinance or extend:

(a)amounts outstanding under this Note (the “Note Refinancing Indebtedness”), provided that the Indebtedness incurred under such Note Refinancing Indebtedness does not exceed the amounts redeemed or repaid of this Note; and
(b)any Existing Pre-Restructuring Indebtedness or any other Indebtedness of the Group at its Stated Maturity (the “General Refinancing Indebtedness”); provided that:
(i)the Indebtedness incurred under such General Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on, the Indebtedness being refinanced or extended;
(ii)such General Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, the Indebtedness being refinanced or extended;
(iii)if the Indebtedness being refinanced or extended is subordinated in right of payment to this Note, such General Refinancing Indebtedness shall be subordinated in right of payment to this Note on terms at least as favorable, taken as a whole, to the Holder as those contained in the documentation governing the Permitted Indebtedness the subject of the refinancing or extension;
(iv)no General Refinancing Indebtedness shall have enhanced or more favorable guarantees or security, taken as a whole, than the Permitted Indebtedness being refinanced or extended (it being agreed that such guarantees or security may be different but should be substantially equivalent and should not be for an amount greater than the amount of Permitted Indebtedness the subject of the refinancing or extension) except that, in the case of any Permitted Indebtedness that is being refinanced through any forbearance or extensions to the maturity date by the original lenders of such Indebtedness, the Fair Value of the collateral securing such General Refinancing Indebtedness may be increased to no more than 150 per cent. of the amounts being refinanced or extended;
(v)if the obligors in respect of the Indebtedness being refinanced or extended are Permitted JV Entities, then the obligors in respect of such General Refinancing Indebtedness shall not include any of the Group Companies, and if the obligors in respect of the General Refinancing Indebtedness being refinanced or extended include both Group Companies and the Permitted JV Entities, then the amount of such General Refinancing Indebtedness in respect of which the Group shall be liable for shall not exceed the amount of the original Indebtedness for which the obligors that are Group Companies are liable;
(vi)if the refinancing is in respect of the Secured Obligations under this Note and the Guarantees, such General Refinancing Indebtedness may be secured by a Lien on such Collateral as may be agreed by the Holder in its discretion.

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority.

“Qualifying Equity Issuance” means, with respect to any Group Company, the issuance of any Equity Interests (excluding for such purposes Disqualified Stock) that, whether in a single transaction or a series of related transactions: (i)  would not result in a Fundamental Change, and (ii) is made on an arms’ length basis and for Fair Value.

“Refinancing Documents” means the Refinancing Agreement, this Note, the Guarantees, the Subordination Agreements, the Equity Pledges and any other document designated by the Parties as such in writing.

“Related Business” means those businesses in which the Issuer or any other Group Company is engaged in as at the Issue Date, or that are similar, related, complementary, incidental or ancillary thereto, or any reasonable extensions, developments or expansions thereof, including without limitation the business of selling luxury products and other retail brands on the 寺库 e-commerce platform or any other related platforms operated by the Group.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Related Business; provided that any assets received by any Group Company in exchange for assets transferred by such Group Company will not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become, a Group Company.

“Related Party Transaction” means any transaction that is required to be disclosed pursuant to Form 20-F, Item 7.B.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Secured Obligations” means the payment and performance (whether at stated maturity, by acceleration or otherwise) of all advances to, and debts, liabilities, Indebtedness, claims, obligations, covenants and duties of, the Issuer or any Guarantor accrued or arising under the Refinancing Documents (whether alone or jointly, or jointly and severally, with any other Person, whether direct or indirect, absolute or contingent and whether as principal, surety or otherwise denominated in US$ or any other currency, or incurred in any current or other banking account or in any other manner whatsoever, due or to become due, now existing or hereafter arising) and including interest, and fees, commissions and other costs, charges and expenses (including legal and other fees on a full indemnity basis) that accrue after the commencement by or against any Group Company or their respective Affiliates of any proceedings, regardless of whether such interest and fees are allowed claims in such proceedings.

“Security Interests” means a mortgage, charge, pledge, lien, assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” has the meaning ascribed to such term in the Refinancing Agreement.

“Subordination Agreements” means the subordination agreements to be executed in the agreed form by each Subsidiary of the Issuer pursuant to the terms of the Refinancing Agreement.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services and payable within 90 days.

“Stated Maturity” means:

(a)with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final installment of principal of such Indebtedness is due and payable as set forth in the documentation governing such Indebtedness; and
(b)with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified in such Indebtedness as the fixed date on which such installment is due and payable as set forth in the documentation governing such Indebtedness.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint stock company, joint venture or other organization or entity, whether incorporated or unincorporated, which is Controlled by such Person and, for the avoidance of doubt, the Subsidiaries of any Person shall include any variable interest entities over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with GAAP applicable to such Person, and in the case of the Issuer, shall include the VIE Entities and their respective Subsidiaries from time to time.

“VIE Entities” means the VIE Trading Entity and Beijing Wo Mai Wo Pai Auction Co., Ltd. (北京我卖我拍拍卖有限公司).

“VIE Trading Entity” means Beijing Secoo Trading Co., Ltd. (北京寺库商贸有限公司).

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding share capital of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person or any combination thereof.

Section 1.2Terms Defined Elsewhere. For the purposes of this Note, the following terms shall have the meanings set forth in the Sections set forth below:

Article II.Additional Amounts	Section 4.21(b)
Article III.Collection Bank Account	Section 4.19(e)(ii)
Article IV.Default Interest Rate	Section 2.3
Article V.Dispute	Section 8.5(a)
Article VI.Event of Default	Section 6.1
Article VII.Fundamental Change Redemption Notice	Section 3.3(a)(ii)
Article VIII.Fundamental Change Redemption Price	Section 3.3(a)(ii)
Article IX.Guaranteed Indebtedness	Section 4.17
Article X.Holder	Preamble
Article XI.Interest Payment Date	Section 2.2

Article XII.Interest Rate	Section 2.3
Article XIII.Issuer	Preamble
Article XIV.Material Intellectual Property	Section 4.12(b)(i)A
Article XV.Maturity Date	Preamble
Article XVI.Minimum Valuation Threshold	Section 4.12(b)(i)B
Article XVII.Note	Preamble
Article XVIII.Permitted Distributions	Section 4.8(i)
Article XIX.Permitted Indebtedness	Section 4.10(b)
Article XX.Refinancing Agreement	Preamble
Article XXI.Restricted Payments	Section 4.8(e)
Article XXII.Successor Company	Section 5.1(a)
Article XXIII.Taxes	Section 4.21

Section 23.1Interpretation

Section 23.2

In this Note, except to the extent otherwise provided or that the context otherwise requires:

(a)Directly or Indirectly.  The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.
(b)Gender and Number.  Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.
(c)Headings.  Headings are included for convenience only and shall not affect the construction of any provision of this Note.
(d)Recitals.  The recitals to this Note are incorporated by reference herein and form an integrated part hereof.
(e)Include not Limiting.  “Include”, “including”, “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.
(f)References to Documents.  References to this Note include the Schedules and Exhibits, which form an integral part hereof.  A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Note.  The words “hereof”, “hereunder” and “hereto”, and words of like import, unless the context requires otherwise, refer to this Note as a whole and not to any particular Section hereof or Schedule or Exhibit hereto.  A reference to any document (including this Note) is, unless otherwise specified, to that document as amended, restated, consolidated, supplemented, novated or replaced from time to time.
(g)Writing.  References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

Currency.  References to sums of money are expressed in the lawful currency of the United States of America, as the case may be, with “US$”, “USD” and “$” referring to U.S. dollars. References to “RMB” are to the Renminbi, the lawful currency of the PRC.

Accounting Terms. Accounting terms not otherwise defined has the meaning assigned to it in accordance with GAAP.

TERM, INTEREST, PAYMENTS

Section 23.3Term.  This Note and all accrued and unpaid interest hereon and any and all other sums payable to the Holder hereunder shall be due and payable in full on the Maturity Date, unless earlier redeemed or repaid pursuant to the terms hereof.

Section 23.4Interest.  Interest will be payable on the principal amounts outstanding of this Note in arrears annually on April 19, 2023 and on the Maturity Date (each, an “Interest Payment Date”), unless earlier redeemed in accordance with the terms hereof. Interest on any principal amounts of this Note being redeemed pursuant to Article III hereof shall be paid on the applicable redemption date.

Section 23.5Interest Rate.  This Note will bear interest at the rate of eight per cent. per annum (the “Interest Rate”) from the Issue Date until the Maturity Date, unless earlier redeemed or repaid. Any Defaulted Amounts shall accrue interest at the rate of 12 per cent. per annum (the “Default Interest Rate”), compounded monthly on the basis of a 360 day year for the period from and including the relevant date on which payment is due until the date on which payment is made.

Section 23.6Payment.  All amounts payable on or in respect of this Note or the indebtedness evidenced hereby shall be paid to the Holder in U.S. dollars, in immediately available funds on the date that any principal or interest payment is due and payable hereunder.  The Issuer shall make such principal or interest payments to the Holder by wire transfer in immediately available funds to the account of the Holder designated by it from time to time for such receipt, provided that any change to the account of the Holder must be notified in writing to the Issuer at least three Business Days prior to the applicable payment date. If any such payment date or the Maturity Date falls on  a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay.

Section 23.7Application of Payments.  All payments made by the Issuer under this Note shall be applied firstly, to pay all outstanding and accrued interest then due (including any default interest payable on Defaulted Amounts at the Default Interest Rate) and then to all principal amounts until this Note is redeemed in full.

REDEMPTION AND REPURCHASE

Repurchase on Maturity Date. Unless previously redeemed or surrendered and cancelled, the Issuer shall redeem this Note in whole on the Maturity Date at a price equal to (i) the outstanding principal amount, plus (ii) accrued and unpaid interest thereon (including any accrued and unpaid interest on the Defaulted Amounts, if any).

Redemption at the Option of the Issuer. The Issuer may, at any time and from time to time, redeem principal amounts outstanding of this Note in whole or in part provided that such redemption shall be for a minimum principal amount of US$100,000.

Mandatory Redemption. The Issuer shall be required to, and the Holder shall be entitled to require the Issuer to, redeem principal amounts of this Note as follows:

Mandatory Redemption on Fundamental Change.

If a Fundamental Change occurs at any time, the Holder shall have the right, at its option, to require the Issuer to repurchase for cash all of this Note or any portion thereof at a repurchase price equal to (i) 100% of the principal amount (or such portion thereof, as the case may be), plus (ii) accrued and unpaid interest thereon (including any accrued and unpaid interest on the Defaulted Amounts, if any).

Within three calendar days following the earlier of (i) the closing of any Fundamental Change or the execution or delivery of definitive documents in respect of any Fundamental Change, the Issuer shall give written notice to the Holder describing the transaction that constitutes the Fundamental Change (the “Fundamental Change Redemption Notice”). The Fundamental Change Redemption Notice shall set out the key commercial terms of the Fundamental Change, state the redemption price payable as determined in accordance with Section 3.3(a)(i) (the “Fundamental Change Redemption Price”) and the date on which the Issuer shall redeem this Note against payment of the Fundamental Change Redemption Price, which shall be a date not later than 15 days after the closing of the Fundamental Change.

Where the Issuer has failed to deliver a Fundamental Change Redemption Notice to the Holder and the Holder has become aware of such Fundamental Change, the Holder may deliver a written notice requiring the Issuer to redeem all principal and interest amounts outstanding under this Note on the date falling on the later of (A) 15 days after the issuance of such notice or (B) 15 days after the closing of the Fundamental Change. The Issuer shall redeem this Note as specified in the notice delivered by the Holder under this Section 3.3(a)(iii).

Other Mandatory Redemption Events. The Issuer shall be required to redeem the then-outstanding principal amounts of this Note and make payment of accrued interest pursuant to Section 4.8(i), Section 4.10(d) and Section 4.16(c).

Notice of Redemption. Except for any mandatory redemption in respect of a Fundamental Change (which shall be governed by the terms set out in Section 3.3(a)), the Issuer shall deliver a notice of redemption to the Holder within three days of the occurrence of an event giving rise to the obligation of the Issuer to redeem principal amounts outstanding of this Note, which shall state (a) the redemption date, (b) the redemption price, including a breakdown of the outstanding principal amounts that are to be redeemed and interest accrued thereon that is to be paid on the redemption date, and (c) identify the section of this Note under which such redemption is being made. Unless expressly agreed by the Holder in writing, the redemption date shall be a date not longer than 15 days after the occurrence of the applicable event giving rise to the obligations or rights (as applicable) of the Issuer to redeem principal amounts outstanding under this Note.

Effect of Notice of Redemption. Upon the issuance and delivery of a redemption notice in accordance with Section 3.3 and Section 3.4 hereof, the principal amounts of this Note called for redemption thereunder shall become irrevocably due and payable on the redemption date.

Payment of Redemption Price. The Issuer shall pay in immediately available funds in United States dollars the full amount of the redemption price and accrued interest thereon on the redemption date to the designated bank account of the Holder notified to the Issuer in writing at least five Business Days prior thereto. If the Issuer complies with such payment obligations, on and after the redemption date, interest shall cease to accrue on the principal amounts of this Note so redeemed. If the Issuer fails to pay the redemption price on the redemption date, interest shall accrue on the redemption price and the accrued interest that was to be paid on that redemption date on and from such date to the date of actual payment at the Default Interest Rate.

Partial Redemption of this Note. Upon any partial redemption of this Note, the Holder shall cause to be annotated on this Note the principal amount so redeemed and shall execute and deliver a confirmation of payment to the Issuer, but shall not be required to surrender this Note for cancellation and re-issuance. Such confirmation of payment duly executed by the Holder shall be conclusive evidence of the redemption of the principal amounts of this Note as stated therein.

COVENANTS

Payment of Note.

The Issuer shall pay or cause to be paid the principal and interest on this Note on the dates and in the manner provided herein. Principal and interest shall be considered paid on the date set out in an irrevocable SWIFT MT103 confirmation of payment delivered by the Issuer to the Holder.

The Issuer shall pay interest (including post-petition interest in any proceeding under any applicable bankruptcy law) on overdue principal and interest, if any, at the Default Interest Rate to the extent lawful.

Maintenance of Address of Service.

The Issuer’s registered address for service shall be 16/F Tower 5, The Gateway, Harbor City, Tsim Sha Tsui, Kowloon, Hong Kong Room A106, the registered office of Hong Kong Secoo Investment Group Limited where notices and demands to or upon the Issuer in respect of this Note may be served. If at any time the Issuer shall fail to maintain such required address for service or shall fail to provide the Holder with any new address in the event of a change of address, such notices and demands may be made or served at the registered office of the Issuer in the Cayman Islands.

Compliance Certificate.

At any time at the written request of the Holder (such requests not to exceed a maximum of four times during the two-year term of this Note), the Issuer shall deliver to the Holder a certificate (stamped with the company seal of the Issuer and the VIE Trading Entity) stating that (i) the Issuer and its Subsidiaries have kept, observed, performed and fulfilled their respective obligations under this Note and the other Refinancing Documents, and (ii) the Group Companies are not in default in the performance or observance of any of the terms, provisions and conditions of this Note and the other Refinancing Documents (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default and what action the Issuer or the applicable Group Company is taking or proposes to take with respect thereto).

The Issuer shall, at any time that this Note is outstanding, notify the Holder in writing forthwith upon becoming aware of any Default or Event of Default and shall deliver an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer or such Group Company is taking or proposes to take with respect thereto.

Financial Information. At any time that the securities of the Issuer have ceased to be listed on The NASDAQ Global Market, the Issuer shall cause to be delivered to the Holder:

(a)within 70 days after the end of each fiscal quarter, the unaudited consolidated financial statements for such fiscal quarter of the Issuer; and

within 150 days after the end of each fiscal year, the audited consolidated financial statements of the Issuer for such fiscal year,

in each case, prepared in accordance with GAAP and including a balance sheet and income statement and, in the case of the audited consolidated financial statements of the Issuer, to also include a statement of cash flows and shareholders’ equity.

Asset Reporting. The Issuer shall cause to be delivered to the Holder on the date on which the Issuer publicly announces its quarterly financial results or delivers the quarterly financials to the Holder pursuant to Section 4.4(a), as applicable, a quarterly report on:

the consolidated total assets and net assets of the Group;

the total assets and inventories of each Material Subsidiary;

in each case, to be certified as true and correct and stamped with the company seal of the Issuer and each such Material Subsidiary.

Taxes. The Issuer will pay, and will cause each of the other Group Companies to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holder.

Stays, Extensions and Usury Laws. The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of the provisions of this Note, and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the enforcement by the Holder of its rights hereunder, but will suffer and permit the execution of every such power as though no such law has been enacted.

Restricted Payments. The Issuer shall not, and shall not permit any Group Company to, directly or indirectly:

purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation) any Equity Interests in any Group Company  (other than such Equity Interests that are owned by such Group Company);

except for Permitted Indebtedness, make any payment on or with respect to, or purchase or redeem, defease or otherwise acquire or retire for value, any Indebtedness that is (A) subordinated in right of payment to this Note or the Guarantees, as the case may be or (B) is secured by Liens that are junior to the Liens securing this Note or the Guarantees, as the case may be except, in each case, for payments of interest or principal at the Stated Maturity thereof;

make any Investment other than a Permitted Investment;

(b)declare or pay any dividend or make any other payments or distributions on or with respect to its Equity Interests, including without limitation in connection with any merger or consolidation involving any Group Company, other than (i) dividends or distributions paid to another Group Company that is Wholly Owned by the Issuer or (ii) for the purposes of making dividend distributions to the Issuer solely for the purposes of making payment on this Note; or

other than payments made to Ku Tian Xia (Beijing) Information Technology Co., Ltd. as permitted or required under the control documents for the VIE Entities, pay any management, advisory, consultancy, operating or other fees, compensation or remuneration to the order of the Permitted Holders, and all such payments and other actions set forth in clauses (a) to (e) are collectively referred to in this Note as “Restricted Payments.”

The foregoing provisions shall not prohibit any of the following:

(i)any dividends or distributions declared or paid by any Group Company for the purposes of redeeming principal amounts of this Note (the “Permitted Distributions”). Within 30 days after the receipt of any Permitted Distributions by the Issuer, the Issuer shall apply an equivalent amount to the redemption of principal amounts outstanding under this Note, plus accrued but unpaid interest thereon, to the date of redemption in accordance with the procedures set out in Article III of this Note; and
(ii)the redemption, repurchase, retirement, defeasance or other acquisition or retirement for value of Indebtedness of any Group Company at its Stated Maturity or with the net cash proceeds from an Incurrence of, or in exchange for, Permitted Refinancing Indebtedness.

Dividend and other Payment Restrictions.

The Issuer will not, and will not permit any other Group Company to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Group Company to:

pay dividends or make any other distributions permitted by applicable Law on any Equity Interests of a Group Company owned by the Issuer or any other Group Company;

except as contemplated pursuant to the Subordination Agreements, pay any Indebtedness owed to the Issuer or any other Group Company;

make loans or advances to the Issuer or any other Group Company that is Wholly Owned, provided that such loans or advances are subject to the Subordination Agreements; or

transfer any of its property or assets to the Issuer or any other Group Company.

The foregoing provisions shall not restrict any encumbrances or restrictions:

existing on the Issue Date;

set out in the Refinancing Documents;

existing under or by reason of applicable Law or required by any regulatory authority having jurisdiction over the Issuer or any other Group Company; or

existing with respect to any Person or the property or assets of such Person acquired by any Group Company, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such property or assets so acquired.

Limitation on Indebtedness.

The Issuer will not, and will not permit any Group Company to, directly or indirectly Incur any Indebtedness.

Notwithstanding the foregoing, the Issuer and any Group Company (except as specified below) may Incur each and all of the following (such Indebtedness, the “Permitted Indebtedness”):

additional Indebtedness (whether under new or existing undrawn credit or loan facilities) for an aggregate principal amount not to exceed RMB250 million for working capital purposes;

Permitted Refinancing Indebtedness;

Trade Payables;

Indebtedness represented by this Note and the Guarantees;

Permitted Acquired Indebtedness; and

Indebtedness comprising intercompany Indebtedness (including for such purposes Trade Payables) between the Group Companies that is unsecured and subject to the Subordination Agreements, provided that any subsequent issuance or transfer of Equity Interests that results in such Indebtedness being held by a Person other than a Group Company or any sale or transfer of such Indebtedness to a Person that is not a Group Company shall be deemed, in each case, to constitute an Incurrence of Indebtedness by that Group Company as of the date of such issuance, sale or other transfer that is not permitted under this paragraph (vi).

For purposes of determining compliance with this Section 4.10, in the event that an item of Indebtedness meets the criteria of more than one of the types of Permitted Indebtedness described in the above clauses, the Issuer, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses and shall not be required to double count such Indebtedness.

As soon as practicable and in any event within 15 days after the drawdown of any principal amounts under Note Refinancing Indebtedness, the Issuer or the applicable Group Company shall apply an amount equal to such drawdown amount to the redemption of principal amounts outstanding under this Note, plus accrued but unpaid interest thereon, to the date of redemption in accordance with the procedures set out in Article III of this Note.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the foreign currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Neither the Issuer nor any Guarantor will incur any Indebtedness that pursuant to its terms is subordinate or junior in right of payment to any Indebtedness unless such Indebtedness is subordinated in right of payment to this Note or the relevant Guarantee, as applicable, to the same extent; provided that Indebtedness will not be considered subordinate or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

Limitation on Asset Sales.

The Issuer will not, and will not permit any other Group Company to, directly or indirectly, consummate any Asset Sale, unless:

the consideration received by the Issuer or the applicable Group Company is at least equal to the Fair Value (on the date a definitive agreement for such Asset

Sale was entered into) of the assets sold or disposed of, as determined in accordance with the definition of such term set out in Section 1.1 and set out in an Officer’s Certificate delivered to the Holder within 15 calendar days of the consummation of such Asset Sale;

in the case of any Asset Sales made to a Permitted JV Entity, that the Equity Interests in such Permitted JV Entity are pledged in favor of the Holder pursuant to an Equity Pledge either concurrently with or immediately after the receipt thereof and no later than 15 calendar days after the date on which such Asset Sale becomes effective; and

in the case of an Asset Sale of Collateral, all consideration from such Asset Sale that is not in the form of cash and Cash Equivalents is pledged as Collateral to secure the Secured Obligations pursuant to a Lien concurrently with or immediately after the receipt thereof.

Asset Sales that would constitute a Fundamental Change shall be governed by the terms of Section 3.3(a).

Limitations on Related Party Transactions.

The Issuer will not, and will not permit any Group Company to, directly or indirectly, whether in a single transaction or a series of transactions, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets  to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee, or enter into any other Related Party Transaction with, or for the benefit of, any Related Party of the Issuer (including for such purposes the Permitted JV Entities and the Permitted Holders), unless (i) the terms of such transaction are fair and reasonable and no less favorable to the applicable Group Company than could be obtained at the time of such transaction and (ii) such Related Party Transaction does not contravene and is not otherwise restricted by any other terms set out in this Note. All Related Party Transactions permitted under this Section 4.12 shall only be effected pursuant to a written agreement that is approved by a written resolution or meeting minutes duly adopted by the audit committee of the Issuer.

With respect to transactions between Permitted JV Entities and the Group Companies:

Where the Related Party Transaction relates to any Asset Sales, Permitted Asset Swaps or Investments by any Group Company in a Permitted JV Entity, such Related Party Transaction shall comply with the requirements of paragraph (B) and shall be subject to the applicable Group Company executing and delivering an Equity Pledge over all of the Equity Interests in such Permitted JV Entity held by any Group Company in favor of the Holder within five (5) Business Days of the issuance of all such Equity Interests and provided further that:

A.no Asset Sales, Permitted Asset Swaps or Investments shall result in the sale, transfer, assignment or any license being created over the

e-commerce platforms and domains, Internet websites or the “寺库” mobile applications that are owned by the VIE Entities (the “Material Intellectual Property”) to any entity that is not a Wholly Owned Group Company and for the avoidance of doubt, nothing in this paragraph (A) shall be deemed to permit any exclusive license of the Material Intellectual Property to any Group Company; and

B.the consideration received by the Group in respect of any such Asset Sales, Permitted Asset Swaps or Investments in the Permitted JV Entity shall not be less than 70% of the original investment cost or original acquisition cost of the subject assets being injected into the Permitted JV Entity (the “Minimum Valuation Threshold”). If the Minimum Valuation Threshold will be breached, the final appraisal value of such assets as determined by an independent reputable accounting or appraisal firm engaged by the Issuer and reasonably acceptable to the Holder shall be used as the valuation on which the contribution or consideration is based, irrespective of whether such appraised value is higher or lower than the discounted value proposed by the Issuer.

The Issuer shall, and shall ensure that the Group Companies and the Permitted JV Entities do not enter into any agreements, arrangements or any other analogous transactions pursuant to which the Permitted Holders (excluding for such purposes the Group and the Permitted JV Entities) receive any compensation, including any management, operating, service or consultancy fees, commissions or any similar payments, distributions, fees or other forms of remuneration from a Permitted JV Entity.

The foregoing limitations do not limit and shall not apply to:

transactions solely between and among any Group Company;

payments, loans, advances, guarantees (or cancellation thereof) to employees of the Group for bona fide business purposes or in the ordinary course of business, provided that the aggregate amount of such loans, advances or guarantees outstanding at any time may not exceed US$100,000;

the issuances of any stock options under the employee benefit plans of the Issuer or the vesting of any grants thereunder (excluding for such purposes any grants issued to the Permitted Holders).

Limitation on Liens.

The Issuer will not, and the Issuer will not permit any other Group Company to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including, without limitation, licenses, Equity Interests in any Group Company (other than the Issuer) or any Indebtedness or Attributable Debt of any Group Company).

The foregoing limitation does not apply to any Permitted Liens.

Limitations on Business Activities of the Group. Without the prior written consent of the Holder, each of the Group Companies:

shall not change in any material respect the conduct of its businesses, operations and activities or the arrangements by which it presently conducts such business, operations or activities (including the intercompany arrangements between each Group Company);

shall not enter into any joint ventures other than for any Permitted JV Entity, and shall not sell, transfer, assign or otherwise dispose of any assets to any joint venture other than a Permitted JV Entity in which all of the Equity Interests held by the Group therein are pledged in favour of the Holder as security for the Secured Obligations under this Note and the Guarantees;

shall not incorporate, acquire or establish any Persons as Subsidiaries or Affiliates unless, upon such incorporation or establishment, such Person is Wholly Owned by the Issuer (and is not a Subsidiary of any of the VIE Entities) and has executed and delivered a Guarantee;

shall not make any loans or give any guarantees or indemnities for the benefit of any person (including any Permitted JV Entities) (save for (i) any loan, advance or guarantee made to any related party of the Issuer (excluding for such purposes the Permitted Holders) which complies with the conditions under Section 4.12; and (ii) any guarantee or indemnity provided in compliance with the terms of Section 4.17) or voluntarily assume any liability, whether actual or contingent except for Permitted Indebtedness;

shall not, and shall procure the Permitted JV Entities not to, enter into any arrangements or agreements to effect any Restricted Payment (unless such Restricted Payment is permitted by paragraph (i) or (ii) under Section 4.8);

shall not sell, assign, transfer or license, whether exclusively or non-exclusively, any of the material intellectual property of the Group, including for such purposes all or any of the e-commerce platforms, Internet websites, domain names, brand names and designs (including “寺库” or “Secoo” brand names and marks), mobile applications and any other intellectual property comprised in and material to the conduct of the business of the Group as presently conducted to any other Person.

Limitation on Sale-Leaseback Transactions.

The Issuer will not, and will not permit any Group Company to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Issuer or a Group Company sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the such Group Company, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

The foregoing restriction does not apply to any sale-leaseback transactions with respect to assets or properties if such sale and leaseback would comprise Permitted Indebtedness under Section 4.10(b)(i) hereof and the proceeds thereof are used as working capital and provided further that the gross cash proceeds of such sale-leaseback transactions are at least equal to the fair market value of the assets or properties that is the subject of such sale and leaseback transaction.

Limitation on the Issuance and Sale of Equity Interests in the Group Companies.

The Issuer will not sell, and will not permit any other Group Company, directly or indirectly, to issue or sell, any Equity Interests in a Group Company (including for such purposes any Disqualified Stock) except:

to the Issuer or another Group Company that is Wholly Owned by the Issuer;

issuances of Equity Interests that are Qualifying Equity Issuances; or

issuances or sales of Equity Interests in a Group Company by such Group Company that are not Qualifying Equity Issuances but the Net Cash Proceeds of which are used to redeem principal amounts of this Note at a redemption price equal to 100 per cent. of the principal amount thereof, plus accrued interest thereon, within the time periods specified in, and otherwise in compliance with, Article III of this Note.

Limitations on Issuances of Guarantees by Group Companies. The Issuer will not permit any Group Company, directly or indirectly, to guarantee any Indebtedness of any other Group Company (any such Indebtedness being the “Guaranteed Indebtedness”) or to provide any indemnities in respect thereof, unless:

such Group Company has executed a Guarantee and a Subordination Agreement in favour of the Holder;

such Group Company has waived and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Group Company as a result of any payment by such Group Company under its Guarantee; and

the Guaranteed Indebtedness constitutes Permitted Indebtedness that the Issuer or relevant Group Company would have been permitted to incur pursuant to the terms of Section 4.10 hereof.

If the Guaranteed Indebtedness:

(ii)constitutes Pari Passu Debt or Indebtedness of a Group Company that ranks equally in right of payment and Lien priority with the Guarantee of that Group Company, then the guarantee for such Guaranteed Indebtedness shall constitute Pari Passu Debt or shall be subordinated to, the Guarantee;
(iii)is subordinated to this Note or a Guarantee, or is unsecured, as applicable, then the guarantee for such Guaranteed Indebtedness shall be subordinated to the Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to this Note or such Guarantee, or will be unsecured, as applicable;

(iv)is secured by Collateral, then the guarantee for such Guaranteed Indebtedness shall be secured, if applicable, by Collateral with a Lien priority that is not senior to the priority of the Liens securing this Note and the Guarantees.

Future Guarantors. The Issuer shall cause each Person that becomes a Subsidiary following the Issue Date to, within five days of the date on which such Person has become a Subsidiary, (i) execute and deliver to the Holder its Guarantee in the form of the Onshore Guarantee (if such Subsidiary is a Domestic Subsidiary) or in the form of an Offshore Guarantee (if such Subsidiary is a Foreign Subsidiary), in each case as set out in the Refinancing Agreement, (ii) execute and deliver to the Holder the Subordination Agreement and (iii) take all actions required pursuant to the Refinancing Documents to be undertaken by a Guarantor.

General Undertakings. The Issuer shall, and shall cause each other Group Company to comply with the following covenants.

Compliance with Laws. Each Group Company shall comply in all material respects with all applicable Laws, including but not limited to applicable PRC Laws relating to the business of the Group taxation, employment, social welfare and benefits, anti-bribery and sanctions laws.

Maintenance of Listing. The Issuer shall maintain the listing of the ADSs on The NASDAQ Global Market and shall comply with all applicable listing rules and regulations applicable to it.

Pari Passu Ranking. Each of the Group Companies shall ensure that the Secured Obligations under this Note and the Guarantees rank at least pari passu with its present and future unsecured and unsubordinated payment obligations.

Maintenance of Corporate Records. Each of the Group Companies shall maintain in good order all accounts, books and records in compliance with applicable Law in all material respects.

Payment Contracts; Collection Accounts.

Except with the prior written consent of the Holder, none of the Payment Contracts of the Group shall be assigned, transferred or otherwise novated to any entity other than another Group Company.

The Issuer shall, and shall cause the Group Companies to, notify the Holder in writing of any change to the collection bank accounts that have been designated for receipt of sale proceeds under the Payment Contracts (each, a “Collection Bank Account”) within three business days of having instructed the applicable payment services provider to change such Collection Bank Account. The notice provided to the Holder shall identify the Payment Contract in respect of which such change has been instructed and shall provide details of the new Collection Bank Account and the Group Company in whose name such Collection Bank Account is maintained.

No Change in Control. Except with the prior written consent of the Holder, the Issuer shall not, and shall procure each Material Subsidiary not to, enter into any transaction or arrangement pursuant to which a Fundamental Change would, or would be reasonably likely to, occur.

Restrictions on Founder Compensation. No bonuses or incentive compensation may be paid or issued to or for the benefit of the Permitted Holders, other than such bonuses or incentive compensation to or the benefit of the Permitted Holders pursuant to the terms of written contracts or agreements existing on the Issue Date.

Corporate Existence. The Issuer shall do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, and the corporate, partnership or other existence of each of the Group Companies, in accordance with their respective organizational documents (as the same may be amended from time to time).

Additional Amounts. All payments made by or on behalf of the Issuer or any Guarantor under or with respect to this Note or the Guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including without limitation, penalties, interest and any other liability with respect thereto) (“Taxes”), unless the Issuer or any Guarantor (is required to withhold or deduct Taxes by law or by the interpretation or administration thereof by the relevant taxing authority. If the Issuer or any Guarantor is so required to withhold or deduct any amount for or on account of Taxes imposed or levied by or on behalf of:

any jurisdiction in which the Issuer or any Guarantor (including any successor entities) is then organized or resident for tax purposes or any political subdivision thereof or therein; or

any jurisdiction from or through which payment is made from any payment   made under or with respect to this Note or the Guarantees, as applicable, including payments of principal, redemption price, or interest, if any, the Issuer or any  such Guarantor will pay (together with such payments) to the Holder, such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by the Holder (including the Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted.

Further Instruments and Acts. Upon request of the Holder, the Issuer will, and will procure each applicable Group Company to, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Note.

New Note Instruments. Upon request of the Holder for this Note to be broken down into a number of note instruments of smaller principal amounts, the Issuer shall issue additional note instruments of such smaller principal amounts without charge within three  Business Days after the date of such request, provided that the existing note instrument of this Note shall be returned by the Holder to the Issuer for cancellation.

Replacement of Note. Upon the loss, theft, destruction or mutilation of this Note (and in the case of loss, theft or destruction, of indemnity from the Holder reasonably satisfactory to the Issuer, or in the case of mutilation, upon surrender and cancellation thereof), the Issuer shall within five Business Days execute and deliver to the Holder, in lieu thereof, a new Note, dated and bearing interest from the date hereof.

CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE

Company May Consolidate, Etc. on Certain Terms. Subject to the provisions of Section 5.2, the Issuer shall not, directly or indirectly, consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to another Person unless:

the resulting, surviving or transferee Person (the “Successor Company”), if not the Issuer, shall be a corporation, organized and existing under the laws of the United States of America, any State thereof, the District of Columbia, the Cayman Islands, the British Virgin Islands, Bermuda or Hong Kong and the Successor Company (if not the Issuer) shall expressly assume all of the obligations of the Issuer under this Note and the Refinancing Documents;

no Fundamental Change shall have occurred as a result of such merger or consolidation; and

immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under this Note.

For purposes of this Section 5.1, the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer to another Person, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Issuer to another Person and except as permitted pursuant to and subject to the conditions as set out in this Article V, the provisions of Section 3.3(a) shall apply.

Successor Corporation to Be Substituted. In case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the Successor Company of the due and punctual payment of the principal of and accrued and unpaid interest on this Note and the due and punctual performance of all of the covenants and conditions of this Note to be performed by the Issuer, such Successor Company (if not the Issuer) shall succeed to and, except in the case of a lease of all or substantially all of the Issuer’s properties and assets, shall be substituted for the Issuer, with the same effect as if it had been named herein as the party of the first part. In the event of any such consolidation, merger, sale, conveyance or transfer (but not in the case of a lease), upon compliance with this Article V, the Person named as the “Issuer” in the first paragraph of this Note (or any successor that shall thereafter have become such in the manner prescribed in this Article V) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of this Note and from its obligations under this Note.

Effect of Non-Compliance. No consolidation, merger, sale, conveyance, transfer or lease shall be effective if any such consolidation, merger, sale, conveyance, transfer or lease and any such assumption fails to comply with the provisions of this Article V.

DEFAULTS AND REMEDIES

Events of Default. Each of the following is an “Event of Default”:

default in the payment of principal of (or premium, if any, on) this Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, and such default continues for a period of seven days;

default in the payment of interest on this Note when the same becomes due and payable, and such default continues for a period of seven days;

any issuance or sale of Equity Interests by a Group Company that fails to comply with Section 4.16;

the failure of the Issuer to deliver any redemption notice in respect of, or make any redemptions as required under Section 3.3 within the prescribed time periods set out in this Note;

the Issuer fails to notify the Holder of any change in the Collection Bank Accounts in breach of Section 4.19(e)(ii) or where a Collection Bank Account designated pursuant to a Payment Contract is held by any Person other than a Group Company;

the failure of any Group Company to deliver any Equity Pledge over the Equity Interests of a Permitted JV Entity as required under Section 4.12(b) or the failure to effect a valid registration or perfection of the Security Interests created by such Equity Pledge with the applicable Governmental Authorities within 15 days, provided that no Default shall occur in respect of any failure to register the Security Documents under applicable SAFE rules and regulations and provided further that where any such failure is due to the Holder’s failure to provide documents required for such registrations or filings that have been requested by the Issuer, in which case such 15 day period shall be extended by a further 15 day period following the date on which the Holder provides all such required documents to the satisfaction of the applicable Governmental Authorities;

the failure of any Subsidiary of the Issuer to execute and deliver any Guarantees or other Security Documents required to be delivered by it under the Refinancing Documents in accordance with Section 4.18;

any actual or purported sale, assignment, transfer or other restructuring designed to transfer the Material Intellectual Property to any Person;

there occurs with respect to any Indebtedness having an outstanding principal amount of RMB150,000,000 (or the equivalent thereof in another currency) or more in the aggregate, whether such Indebtedness now exists or shall hereafter be created, (A) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (B) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

a court having jurisdiction in the premises enters a decree or order for:

relief in respect of the Issuer or any Material Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of a Group Company for claim(s) over assets having an aggregate value of RMB300,000,000 (or the equivalent thereof in another currency) that is not discharged within 60 days of the commencement of such proceedings;

the insolvency, bankruptcy, winding up or liquidation of the affairs of the Issuer or any Material Subsidiary and, in each case, such decree or order has not been discharged within 60 days of the commencement of such proceedings;

(c)the Issuer or any Material Subsidiary: (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such Law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or any Material Subsidiary or for all or substantially all of the property and assets of the Issuer or any Material Subsidiary or (iii) effects any general assignment for the benefit of creditors;

the ADSs have been suspended from trading on The NASDAQ Global Market or its successor for a period of 90 consecutive trading days or for more than 180 trading days in any 12-month period;

the failure by any Guarantor to perform any covenant set forth in its Guarantee or the repudiation by any Guarantor of its obligations under its Guarantee or the unenforceability of any Guarantee (other than unenforceability of a Guarantee resulting solely from any failure to register the Onshore Guarantees under applicable SAFE rules and regulations);

unless all of the Collateral has been released from the Liens in accordance with the provisions of the Security Documents (except where any of the following has resulted solely from any failure to register the Security Documents under applicable SAFE rules and regulations):

a default (that has not been cured) by any Group Company in the performance of any obligation under any Security Document which materially adversely affects the enforceability, validity, perfection or priority of any of the Liens securing this Note on any portion of the Collateral;

the repudiation or disaffirmation by any Group Company of any of its material obligations under any Security Document,

and, in the case of any event described in subclauses (i) through (ii), such default, repudiation, disaffirmation, determination or failure is not rescinded,

stayed, or waived by the Persons having such authority pursuant to the applicable Security Documents or otherwise cured within 60 days;

the Issuer fails to comply with its obligations under Article V and such failure has not been fully and completely remedied within 30 days;

the Security Documents are illegal, invalid and unenforceable or fail to create a first ranking Security Interest ( except where any of the above has resulted solely from any failure to register such Security Documents under applicable SAFE rules and regulations);

(d)any litigation, arbitration or other dispute resolution proceeding is commenced against any Group Company for a value in excess of RMB200,000,000 (or the equivalent thereof in another currency);

other than as set out in paragraphs (a) to (s) above, any other material breach or material non-compliance with the restrictive covenants under Article IV that is not cured within 30 days of the Issuer having received written notification from the Holder identifying such breach.

Consequences of Default; Acceleration. If any Event of Default occurs and is continuing, the Holder may, by notice to the Issuer, declare this Note to be due and payable immediately. Upon any such declaration, this Note shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in paragraphs (i) to (k) of Section 6.1 occurs, this Note shall be due and payable immediately without further action or notice.

CANCELLATION

Cancellation after redemption. After all amounts at any time owing on this Note have been irrevocably and unconditionally paid in full, this Note shall be surrendered to the Issuer for cancellation and shall not be reissued.

MISCELLANEOUS

Termination of Rights. All rights under this Note shall terminate when all amounts at any time owing on this Note have been irrevocably and unconditionally paid in full.

Transfer and Assignment. The Holder shall not, during the period that commences on the Issue Date and ends on the earlier of (i) the Maturity Date or (ii) the date on which a Default occurs, resell, pledge or transfer the Note (or any portion thereof) without the prior written consent of the board of directors of the Issuer, except for (i) any Transfer of any portion of this Note to the Affiliates of the Holder, JD.com, Inc or any of its Affiliates or (ii) any Transfer in connection with or following a Fundamental Change. For the avoidance of doubt, the Note (or any portion thereof) may be offered for a Transfer without the consent of the board of directors of the Issuer at any time after the expiry of the abovementioned lock-up period.  Upon any Transfer in accordance with this Section, the Issuer shall issue note instrument(s) of the principal amounts such Transferred to the transferee(s) (for the avoidance of doubt, in the same form of this Note) and enter into other necessary documentation in such form and substance as may be required by the Holder to facilitate the Transfer of any portion of this Note in accordance with this Section, at the cost of the Holder and within two (2) Business Days after the date the Holder makes such request to the Issuer. For the avoidance of doubt, notwithstanding Article VII of the Refinancing Agreement, only Great World Lux Pte. Ltd. as Holder (but not any of its permitted assignees and transferees) shall be entitled to exercise the right to nominate one director pursuant to Section 7.1 of the Refinancing Agreement; provided that at the relevant time Great World Lux Pte. Ltd. and its Affiliates (which shall in no event include JD.com, Inc or any of its Affiliates) hold no less than 50% of the outstanding face value of the Note.

Provisions Binding on Company’s Successors. All the covenants, stipulations, promises and agreements of the Issuer contained in this Note shall bind its successors and assigns whether so expressed or not.

Official Acts by Successor Company. Any act or proceeding by any provision of this Note authorized or required to be done or performed by any board, committee or Officer of the Issuer shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Issuer.

Amendments and Waivers. The amendment or waiver of any term of this Note shall be subject to the written consent of the Holder and the Issuer.

Governing Law and Dispute Resolution.

(e)This Note shall be governed by, and construed in accordance with, the Laws of Hong Kong, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Note to the substantive law of another jurisdiction.

The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Note (including a dispute regarding the existence, validity or termination of this Note) (each, a “Dispute”).

The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

This Section 8.6 is for the benefit of the Holder only. The Holder shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Holder may take concurrent proceedings in any number of jurisdictions.

Notices. Notices shall be given in accordance with section 9.5 of the Refinancing Agreement, the terms of which are incorporated by reference herein.

Cumulative Rights; Exclusive Remedy. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Note. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Note were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive relief to address breaches of this Note and to enforce specifically the terms and provisions of this Note.

Reservation of Rights. Except as otherwise expressly provided in this Note, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of the Holder to protect and preserve any of its rights, remedies and interests, including without limitation its Claims against the Issuer or any of the Group Companies, or its full participation in any bankruptcy case filed by the Issuer, the Controlling Shareholders or any of the Group Companies. If the Refinancing is not consummated, or if this Note is terminated in accordance with its terms for any reason, the Parties hereto fully reserve any and all of their respective rights. This Note shall not be admitted into evidence in any proceeding other than a proceeding to enforce its terms.

Fees and Expenses. The Parties will bear their respective expenses incurred in connection with the negotiation, execution and delivery of this Note and the other Refinancing Documents and the consummation of the transactions contemplated hereby and thereby; provided that the Issuer shall reimburse the Holder for all costs and expenses incurred by the Holder in an amount not exceeding US$300,000. For the avoidance of doubt, the Issuer shall only be required to reimburse the Holder for costs and expenses under this Section 8.10 or section 9.8 of the Refinancing Agreement, and shall in no event be required to make reimbursement under both this Note and the Refinancing Agreement.

Delays or Omissions. No delay or failure by any party to insist on the strict performance of any provision of this Note, or to exercise any power, right or remedy, will be deemed a waiver or impairment of such performance, power, right or remedy or of any other provision of this Note, nor shall it be construed to be a waiver of any breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring.

Interpretation. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Note, no presumption or burden of proof or persuasion will be implied because this Note was prepared by or at the request of any party or its counsel.

[Rest of this page intentionally left blank]

IN WITNESS WHEREOF, the Issuer has caused this Note to be issued on the date first above written.

ISSUER:
Secoo Holding Limited

By: __________________

Name: Rixue Li
Title: Chairman and Chief Executive Officer

ANNEX I

Material Subsidiaries

EXHIBIT 2 – FORM OF OFFSHORE GUARANTEE

EXHIBIT 3 – FORM OF ONSHORE GUARANTEE

EXHIBIT 4 – FORM OF SUBORDINATION AGREEMENT

EXHIBIT 5 – FORM OF ONSHORE SHARE PLEDGE

EXHIBIT 6 – FORM OF OFFSHORE SHARE PLEDGE